UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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FirstMerit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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III Cascade Plaza
Akron, Ohio 44308

March 11, 2009

To Our Shareholders:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of FirstMerit Corporation (“FirstMerit”) to be held on Wednesday, April 15, 2009, at 10:00 A.M. (local time) at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

At the Annual Meeting, you will be asked to elect eight Directors whose terms will expire at the Annual Meeting in 2010. Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement, which contains information with respect to the nominees for Director, as well as the other Directors who will continue in office. Each of the Director nominees is currently serving as a Director of FirstMerit. In addition, we will also be asking you to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Finally, we will be asking you to consider and approve a non-binding advisory vote on our executive compensation. The Board of Directors recommends that you vote “FOR” each of the Director nominees, “FOR” the selection of Ernst & Young LLP and “FOR” approval of the non-binding advisory proposal concerning our executive compensation.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed form of Proxy, or that you submit your Proxy by telephone or Internet promptly.

Sincerely,

Paul G. Greig
Chairman, President and Chief Executive Officer

FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 15, 2009

The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation (“FirstMerit” or the “Company”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308, on Wednesday, April 15, 2009, at 10:00 A.M. (local time), for the following purposes:

1.	To elect eight Directors;

2.	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009;

3.	To consider and approve a non-binding advisory vote on FirstMerit’s executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 19, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Your Board of Directors recommends that you vote “FOR” the election of each of the Director nominees listed in FirstMerit’s Proxy Statement under “PROPOSAL 1 — ELECTION OF DIRECTORS,” “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 under “PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FOR” approval of a non-binding advisory vote on FirstMerit’s executive compensation under “PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION.”

By Order of the Board of Directors,

Judith A. Steiner
Secretary

Akron, Ohio
March 11, 2009

FirstMerit Corporation

PROXY STATEMENT

March 11, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation (“FirstMerit” or the “Company”), of the accompanying Proxy to be voted at the 2009 Annual Meeting of Shareholders to be held on Wednesday, April 15, 2009, at 10:00 A.M. (local time), and at any adjournment thereof. The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. To obtain directions to attend the 2009 Annual Meeting, please contact Investor Relations at (330) 384-7020. This Proxy Statement, together with the related Proxy Card and FirstMerit’s 2008 Annual Report, are being mailed to the shareholders of FirstMerit on or about March 11, 2009. FirstMerit® is a registered trademark of the Company.

Voting Rights; Quorum

Shareholders of record at the close of business on February 19, 2009 (the record date) will be entitled to vote at the 2009 Annual Meeting. On that date, FirstMerit had issued and outstanding 81,456,350 shares of common stock, without par value (the “Common Shares”). Each Common Share is entitled to one vote on all matters properly coming before the 2009 Annual Meeting. At least 40,728,176 Common Shares of FirstMerit must be represented at the meeting in person or by Proxy in order to constitute a quorum for the transaction of business. Abstentions and shares held by a nominee for a beneficial owner and which are represented in person or by Proxy at the 2009 Annual Meeting but not voted with respect to one or more proposals will be counted as present for purposes of establishing a quorum.

Voting of Proxies; Revocation

Common Shares represented by properly executed Proxies will be voted at the 2009 Annual Meeting, and if a shareholder has specified how the Common Shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by the enclosed Proxy, on which no specification has been made, will be voted: (1) “FOR” the election of FirstMerit’s eight Director nominees; (2) “FOR” the ratification of FirstMerit’s selection of Ernst & Young LLP (“EY”) as its independent registered public accounting firm for fiscal 2009; and (3) “FOR” approval of a non-binding advisory vote on FirstMerit’s executive compensation

Proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by: (1) the execution of a later dated Proxy; (2) the execution of a later casted Internet or telephone vote with regard to the same shares; (3) giving notice in writing to the Secretary at FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308; or (4) notifying the Secretary in person at the 2009 Annual Meeting. Any shareholder who attends the 2009 Annual Meeting and revokes his/her Proxy may vote in person. However, attendance by a shareholder at the 2009 Annual Meeting alone will not have the effect of revoking a shareholder’s validly executed Proxy.

Methods of Voting

Shareholders may vote on matters that are properly presented at the 2009 Annual Meeting in four ways:

•	By completing the accompanying form of Proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the 2009 Annual Meeting and casting your vote in person.

For the 2009 Annual Meeting, FirstMerit is offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting the enclosed Proxy Card by mail, shareholders may vote by telephone or via the Internet by following the procedures described on the enclosed Proxy Card. In order to vote via telephone or the Internet, please have the enclosed Proxy Card in hand, and call the number or go to the website listed on the Proxy Card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers.

Vote Required

The vote required to approve each of the proposals that are scheduled to be presented at the 2009 Annual Meeting is as follows:

Proposal	Vote Required

• Proposal 1 — Election of Directors	• Election of the Director nominees requires the favorable vote of a plurality of all votes cast by the holders of FirstMerit’s Common Shares at the 2009 Annual Meeting.

• Proposal 2 — Ratification of Independent Registered Public Accounting Firm
• The proposal to ratify the selection of FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company. For this proposal, abstentions and broker non-votes have the same effect as a vote against the proposal.

• Proposal 3 — Advisory Vote On Executive Compensation
• The proposal to approve the non-binding advisory proposal concerning FirstMerit’s executive compensation requires the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company.

Under Ohio law, FirstMerit’s Second Amended and Restated Articles of Incorporation (the “Articles”), and its Second Amended and Restated Code of Regulations (“Regulations”), the nominees for election as Directors who receive the greatest number of votes cast will be elected Directors. Each shareholder will be entitled to cast one vote for each share owned, and shareholders may not cumulate votes in the election of Directors. Shares as to which the authority to vote is withheld are not counted toward the election of Directors; however, in February 2007, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “Withhold Authority” has been indicated by a majority of the votes cast with respect to any Director. A detailed summary of this policy is set forth under the caption “Corporate Governance — Policies of the Board of Directors.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 15, 2009

The Proxy Statement, Form 10-K for the year ended December 31, 2008 and the 2008 Annual Report to shareholders are available at http://www.proxydocs.com/fmer.

RECENT DEVELOPMENTS

On January 9, 2009, FirstMerit completed the sale to the United States Depart of the Treasury (the “Treasury”) of $125.0 million of newly issued non-voting preferred shares as part of the Company’s participation in the Capital Purchase Program, which was created under the Troubled Assets Relief Program (“TARP”) of the Emergency Economic Stabilization Act of 2008 (“EESA”). To finalize FirstMerit’s participation in the Capital Purchase Program, the Company entered into a Letter Agreement with the Treasury dated January 9, 2009 (the “Letter Agreement”), including the Securities Purchase Agreement — Standard Terms which is attached thereto (the “Securities Purchase Agreement” and together with the Letter Agreement, the “UST Agreement”). Pursuant to the UST Agreement, FirstMerit issued and sold to the Treasury for an aggregate purchase price of $125.0 million in cash: (1) 125,000 shares of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (2) a warrant (the “Warrant”) to purchase 952,260 FirstMerit Common Shares at an exercise price of $19.69 per share. The Warrant has a ten-year term. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant to the Treasury qualified as Tier I capital for FirstMerit’s regulatory purposes.

As a result of FirstMerit’s participation in the Capital Purchase Program, the Company adopted the Treasury’s standards for executive compensation and corporate governance. These requirements apply to FirstMerit’s Senior Executive Officers (the “SEOs”), which presently are comprised of the Company’s Named Executive Officers — Paul G. Greig, Chairman, President and Chief Executive Officer, Terrence E. Bichsel, Executive Vice President and Chief Financial Officer, William P. Richgels, Executive Vice President and Chief Credit Officer, Mark J. Grescovich, Executive Vice President, Commercial Banking and Larry A. Shoff, Executive Vice President and Chief Technology Officer. As a condition to the closing the sale of the Series A Preferred Shares and Warrant to the Treasury, the Company agreed to implement the following executive compensation provisions, limitations and restrictions: (1) a prohibition on incentive compensation plans and arrangements for SEOs that encourage unnecessary and excessive risks that threaten the value of FirstMerit; (2) a clawback of any bonus or incentive compensation paid (or under a legally binding obligation to be paid) to an SEO based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; (3) a prohibition on making “golden parachute payments” to SEOs; and (4) an agreement not to claim a deduction, for federal income tax purposes, for compensation paid to any of the SEOs in excess of $500,000 per year.

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) passed by Congress and signed by the President on February 17, 2009 retroactively amends the executive compensation provisions applicable to participants in the Capital Purchase Program. The ARRA executive compensation standards remain in effect with respect to Capital Purchase Program participants during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding, excluding any period during which the Treasury holds only the Warrant (the “Covered Period”). The ARRA executive compensation standards apply to FirstMerit’s SEOs as well as certain other employees. ARRA continues all of the same compensation and governance restrictions imposed under EESA and the Capital Purchase Program, and adds substantially to these restrictions in several areas. The new standards include (but are not limited to): (1) prohibitions on bonuses, retention awards and other incentive compensation, other than restricted stock grants which do not fully vest during the Covered Period, up to one-third of an employee’s total annual compensation; (2) prohibitions on golden parachute payments upon certain executives’ departure; (3) an expanded clawback of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria; (4) prohibitions on compensation plans that encourage manipulation of reported earnings; (5) retroactive review of bonuses, retention awards and other compensation previously provided by Capital Purchase Program participants if found by the Treasury to be inconsistent with the purposes of such program or otherwise contrary to public interest, (6) required establishment of a company-wide policy regarding “excessive or luxury expenditures;” and (7) inclusion in a participant’s proxy statements for annual shareholder meetings of a non-binding “Say-on-Pay” proposal to allow a shareholder vote to approve the compensation of executives.

There is no stated effective date for each of ARRA’s executive compensation standards. The Treasury is directed to issue regulations to implement these standards and the Securities and Exchange Commission (the “Commission”) is required to issue regulations related to the “Say on Pay” requirements. Until such implementing regulations are adopted, it is unclear which aspects of ARRA are immediately effective but its is believed that ARRA requires inclusion of a non-binding “Say on Pay” proposal in FirstMerit’s proxy materials for the 2009 Annual Meeting. Therefore, FirstMerit has included a “Say on Pay” proposal to provide shareholders with the right to case an advisory vote at the 2009 Annual Meeting on its executive compensation policies and practices. For more information, see “Proposal 3 — Advisory Vote On Executive Compensation.”

FirstMerit will carefully review the remaining ARRA executive compensation standards and any Treasury and/or Commission regulations, once issued. To the extent that the Treasury amends the Securities Purchase Agreement to make these standards applicable, the Treasury and/or the Commission issues regulations describing how FirstMerit is to comply with these standards or FirstMerit determines that these standards apply, FirstMerit will work with its SEOs and other affected employees to take such steps as it deems necessary to comply with the standards and adopt administrative and other procedures consistent with the foregoing.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors of FirstMerit (the “Board of Directors” or the “Board”) is currently comprised of 13 members, eight of which are nominees for re-election at the 2009 Annual Meeting. Additional information on each Director is set forth in Proposal 1 — Election of Directors. In 2008, the Board affirmatively determined that all of the Directors listed below are “independent directors” under the rules of The NASDAQ Stock Market LLC (“Nasdaq”):

Steven H. Baer Karen S. Belden R. Cary Blair John C. Blickle Robert W. Briggs Richard Colella	Gina D. France Terry L. Haines J. Michael Hochschwender Clifford J. Isroff Richard N. Seaman

The only directors who are not independent are Philip A. Lloyd II and Paul G. Greig, FirstMerit’s Chairman, President and Chief Executive Officer (“CEO”).

During 2008, certain current Directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with various subsidiaries of FirstMerit, including the Company’s subsidiary bank (and its wealth management services) and the Company’s mortgage subsidiary. All of the relationships between any Director or executive officer and FirstMerit or any of its subsidiaries are conducted in the ordinary course of business. FirstMerit encourages its Directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made: (1) in the ordinary course of business; (2) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to FirstMerit; and (3) without more than the normal risk of collectibility or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of a Director’s independent judgment in carrying out the responsibilities of any Director.

In reviewing the independence of Richard Colella, the Board of Directors considered the relationship between FirstMerit and the law firm of Colella & Weir, P.L.L. Mr. Colella is a partner of the law firm, which received fees of less than $120,000 for the performance of legal services in 2008.

The law firm of Vorys, Sater, Seymour and Pease LLP (“Vorys”) performed legal services for FirstMerit and its subsidiaries in 2008. The fees received by the Vorys firm were less than 5% of the firm’s gross revenues. Philip A. Lloyd II, a Director of FirstMerit, was of counsel with the law firm during 2008. Mr. Lloyd’s compensation from Vorys is not directly or indirectly related to the legal fees generated by FirstMerit, and the Board of Directors does not believe that Mr. Lloyd has a direct or indirect material interest in the legal fees paid by the Company to the Vorys firm. While the Board of Directors feels that Mr. Lloyd’s relationship with the Vorys firm does not interfere with his exercise of independent judgment in carrying out his responsibilities as a Director, the Board nonetheless concluded that Mr. Lloyd’s relationship gave rise to an appearance of a potential conflict and, as such, determined that he should not be considered an independent Director.

Certain Relationships and Related Transactions

Under FirstMerit’s Insider Activities Policy, the Audit Committee has delegated to the Corporate Governance and Nominating Committee the responsibility of reviewing and approving all related party transactions. The Insider Activities Policy is a written policy which covers all transactions that are reportable under Item 404 of Regulation S-K. Extensions of credit by FirstMerit and its banking subsidiaries to insiders of FirstMerit and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and Federal Deposit Insurance Corporation Improvement Act. It is FirstMerit’s policy that any transactions with persons whom Regulation O defines as insiders (executive officers, Directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed by the Corporate Governance and Nominating Committee either on a case-by-case basis (such as loans made by FirstMerit’s bank subsidiary to an insider) or, in the case of an ongoing relationship (such as the legal services provided by the law firms identified above) are approved at the outset of the relationship and may be periodically reviewed. All loans to insiders of FirstMerit: (1) are made in the ordinary course of business; (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (3) do not involve more than the normal risk of collectibility or present other unfavorable features.

Attendance at Meetings

The Board of Directors held nine meetings during 2008. All incumbent Directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such Director served during the year. In accordance with FirstMerit’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), Directors are expected to attend all meetings of the Board of Directors (although it is understood that, on occasion, a Director may not be able to attend a meeting). Directors are encouraged to attend the 2009 Annual Meeting. All of the members of the Board of Directors attended the 2008 Annual Meeting held on April 16, 2008.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following Committees: (1) Audit Committee; (2) Compensation Committee; (3) Corporate Governance and Nominating Committee; (4) Executive Committee; and (5) Risk Management Committee. Each Committee meets on a regular basis and reports their deliberations and actions to the full Board. Each of the Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of FirstMerit. The Audit Committee members are John C. Blickle (Chair), Steven H. Baer, Karen S. Belden, R. Cary Blair and Gina D. France. The Board has determined that it has three “audit committee financial experts” serving on its Audit Committee. Steven H. Baer, John C. Blickle and Gina D. France each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the Nasdaq listing requirements. Mr. Baer acquired those attributes through education and experience in the banking and investment banking industries. Mr. Blickle acquired those attributes through education and experience as a certified public accountant. Ms. France acquired those attributes through education and her experience in the investment banking industry. All of the Audit Committee members are considered “independent” for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Committee and the Board to reflect current the Commission and Nasdaq rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on FirstMerit’s website at www.firstmerit.com. The Audit Committee met four times in 2008.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for Directors, officers and employees of FirstMerit and its subsidiaries, and administers (among other plans) FirstMerit’s equity plans, the Executive Cash Incentive Plan (the “ICP”), the Amended and Restated Executive Deferred Compensation Plan (the “Executive Deferred Plan”), the Executive Life Insurance Program and the Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Plan”). In addition, the Compensation Committee is involved in administering the Pension Program for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”), the Executive Supplemental Retirement Plan (the “SERP”), the 2008 Executive Supplemental Retirement Plan (the “2008 SERP”), the Unfunded Supplemental Benefit Plan (the “Excess Plan”), the 2008 Unfunded Supplemental Benefit Plan (the “2008 Excess Plan”) and the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “401(k) Plan”). The Compensation Committee operates under a written charter, a copy of which is available on FirstMerit’s website at www.firstmerit.com.

Pursuant to the terms of its charter, he Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. In addition, the Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. However, the FirstMerit’s CEO may not be in attendance during any portion of a meeting where the CEO’s performance or compensation are discussed, unless specifically invited by the Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate without seeking approval of the Board or management. The members of the Compensation Committee are R. Cary Blair (Chair), Terry L. Haines, J. Michael Hochschwender, Clifford J. Isroff and Richard N. Seaman. All of such members are considered “independent” for purposes of the Nasdaq listing requirements. The Compensation Committee met seven times in 2008. Additional information regarding the Compensation Committee’s role is set forth in the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page [  ].

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (1) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (2) develop and recommend to the Board of Directors a set of corporate governance principles applicable to FirstMerit; (3) lead the Board of Directors in its annual review of the Board’s performance; and (4) review, evaluate and approve all related party transactions. The Committee consists of Clifford J. Isroff (Chair), John C. Blickle and Gina D. France. All members of the Corporate Governance and Nominating Committee are “independent” for purposes of the Nasdaq listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Committee. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on FirstMerit’s website at www.firstmerit.com. The Corporate Governance and Nominating Committee met three times in 2008.

Executive Committee

The Executive Committee evaluates and responds to management’s recommendations concerning strategic planning, management and mergers and acquisitions. Additionally, the Executive Committee is authorized to act on behalf of the Board of Directors when the Board is not in session, except in certain limited circumstances. During 2008, the Executive Committee met 12 times. The members of the Executive Committee are Clifford J. Isroff (Chair), R. Cary Blair, John C. Blickle, Robert W. Briggs, Paul G. Greig and Philip A. Lloyd II.

Risk Management Committee

The Risk Management Committee oversees and monitors the lending activities of FirstMerit’s subsidiaries, in order to help assure such activities are conducted in accordance with FirstMerit’s overall credit policies. Towards this end, the Risk Management Committee monitors the level and trend of key risks to FirstMerit and its subsidiaries and oversees management’s implementation and enforcement of FirstMerit’s risk management framework. The members of the Risk Management Committee are Philip A. Lloyd II (Chair), Karen S. Belden, John C. Blickle, Robert W. Briggs, Richard Colella and Clifford J. Isroff. The Risk Management Committee met six times during 2008.

Policies of the Board of Directors

Majority Withheld Vote

The Board recognizes that, under Ohio law, the Articles and the Regulations, Director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of FirstMerit. Nevertheless, it is the policy of the Board that, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board. Thereafter, the Board will consider the resignation offer and whether to accept it or reject it. In considering whether to accept or reject the tendered resignation, the Board will consider all information and factors deemed relevant, including, without limitation, the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications and performance of the tendering Director(s) and his or her contributions to the Board and FirstMerit. The Board will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board’s determination, FirstMerit will promptly disclose the Board’s decision whether to accept or reject the Director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Board consideration or action regarding whether to accept the resignation offer. If a majority of the Board members receive a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Incentive Compensation “Clawback”

To protect the interests of the FirstMerit and its shareholders, the Board of Directors had previously implemented a policy for the clawback of incentive payments in the event an executive officer’s conduct leads to a restatement of the Company’s financial results. If the Board of Directors learns of any misconduct by an executive officer which contributed to FirstMerit having to materially restate all or a significant portion of its financial statements, the Board of Directors shall take such action as it deems necessary to address the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, pursue remedies it deems appropriate against the wrongdoer. In determining what remedies to pursue, the Board shall take into account all relevant factors and whether such restatement was the result of negligent, intentional or gross misconduct of the executive officer. The Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if:

(1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (2) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. FirstMerit may pursue other actions, such as dismissal, legal action for breach of fiduciary duty or other means to enforce the executive officer’s obligations to the Company, as may be appropriate under the particular circumstances. In determining the appropriate action, the Board may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, although FirstMerit’s power to determine appropriate remedial action is in addition to, and not in replacement of, remedies pursued by such entities.

As a condition to FirstMerit’s participation in the Treasury’s Capital Purchase Program, FirstMerit executed Letter Agreements with certain of its Senior Executive Officers in January 2009 (the “CPP Letter Agreements”), which include an expanded claw-back component. Pursuant to the terms of the CPP Letter Agreements, all executive bonus and incentive compensation paid to covered executive officers is subject to a clawback if any such bonus or incentive payment is based on materially inaccurate financial statements or material inaccurate performance metric determinations during any period which the Treasury holds an equity position acquired from FirstMerit under the Capital Purchase Program.

Shareholder Rights Plans

The Board of Directors evaluated and allowed FirstMerit’s shareholder rights plan to expire by its terms in 2006. The Board discussed at that time and confirmed its belief that it is important to retain the flexibility to adopt a shareholder rights plan in the future and to do so in advance of obtaining shareholder approval. The Board considered that rights plans can be effective to protect shareholders and FirstMerit from abusive takeover tactics and ensure that each shareholder is treated fairly in a potential acquisition of the Company. The Board noted that such plans have been effective in connection with bids for control of other companies in giving boards of directors time to evaluate offers, investigate alternatives and take steps necessary to maximize shareholder value. The Board also has determined that adopting and disclosing a shareholder rights plan policy would be a matter of good corporate governance and of interest to FirstMerit’s shareholders.

It is the policy of the Board of Directors that it will adopt a shareholder rights plan only if either:

•	FirstMerit’s shareholders have approved the adoption of the shareholder rights plan in advance; or

•	at least a majority of the independent Directors of the Board, in the exercise of their fiduciary responsibilities, determines that it is in the best interests of the shareholders under the circumstances to adopt a shareholder rights plan without the delay that would result from seeking advance shareholder approval; provided that, if such a plan has a stated term longer than 12 months, the Board will put the plan to a shareholder ratification vote within 12 months after it is adopted or the plan will expire automatically one year after it is adopted. If the plan is put to a shareholder vote by the Board and is not approved by a majority of the votes cast on the matter, the plan will terminate immediately after the vote has been certified by the inspector of elections.

Lead Independent Director

In 2003, the Board of Directors created the position of Lead Independent Director, with Clifford J. Isroff serving as Lead Independent Director since that time. The Lead Independent Director acts as the liaison between management and the Board of Directors, presides at all executive sessions of the Board and chairs the Executive Committee.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for Directors of FirstMerit recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and the Committee does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills with those of other Directors and potential Directors in building a Board that is effective and responsive to the needs of the Company;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of the Nasdaq;

Under the Corporate Governance Guidelines, a Director who is age 72 or older at the time of election shall not stand for re-election; provided, however, the Corporate Governance and Nominating Committee retains the authority to recommend to the Board that a Director age 72 or older may stand for re-election. The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of Directors who intends to nominate a Director for election must deliver written notice to the Secretary of FirstMerit no later than: (1) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (2) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Pursuant to the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a Director candidate:

1.	The name and address of the candidate;

2.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

3.	The information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and FirstMerit, as well as the candidate’s prior business and directorship experience);

4.	The information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and FirstMerit);

5.	A description of why the candidate meets the Director criteria set forth in the Corporate Governance Guidelines;

6.	The consent of the candidate to serve as a Director of FirstMerit if so elected;

7.	Any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to FirstMerit or how the candidate would vote or serve as a Director;

8.	Whether the candidate has been or is currently subject to any enforcement action or penalty or, to the candidate’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal actions; and

9.	All financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with FirstMerit, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

A.	The name and address of the shareholder making the nomination;

B.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the shareholder;

C.	A representation that the shareholder is a holder of record of FirstMerit Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

D.	A description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

E.	A description of any relationships, including business relationships, between the shareholder and the candidate;

F.	Whether the shareholder is acting in concert with any person with respect to FirstMerit Common Shares;

G.	Whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with FirstMerit;

H.	The information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving FirstMerit and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

I.	Whether the shareholder is acting on behalf of or at the request of any other shareholder; and

J.	If the shareholder is other than an individual: (1) the names of the shareholder’s five most senior executive officers (or persons performing similar roles); (2) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests; (3) the names and addresses of each person that would be deemed to control the shareholder; and (4) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, CEO, and other controlling parties.

If a nominating shareholder or Director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In that event, the information shall be maintained on a confidential basis by the Corporate Governance and Nominating Committee unless the Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the Director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a Director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board, and, in the event of a refusal to resign, such a determination shall constitute “good cause” for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 2010 may be made only by a qualified shareholder and must be received by FirstMerit no later than November 10, 2009.

If a shareholder intends to submit a proposal at FirstMerit’s 2010 Annual Meeting of Shareholders that is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by January 24, 2010, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2010. The submission of such a notice does not ensure that a proposal can be raised at FirstMerit’s Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual Director at the address of FirstMerit or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the Director. All written communications addressed to the Board of Directors at the address of FirstMerit or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires FirstMerit’s Directors, officers and persons who own beneficially more than ten percent of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Commission and to furnish FirstMerit with copies of all such forms filed. FirstMerit understands from the information provided to it by Section 16 Filers that for 2008: (1) due to an administrative error, a Form 4 filed by Terry L. Haines omitted an acquisition transaction, which was later report on his Form 5 for 2008; and (2) John C. Blickle was late in reporting the transfer of Common Shares to a family limited liability company in a prior year, which transfer was reported on his Form 5 for 2008.

PROPOSAL 1 — ELECTION OF DIRECTORS

In October 2007, the Board of Directors approved, and recommended to the shareholders that they approve, a proposal to amend the Regulations to phase out the classification of the Board and to provide for the annual election of Directors. Under the terms of the proposal, those Directors previously elected for three-year terms would complete their three-year term, while Directors nominated for re-election at the 2008 Annual Meeting would serve a one-year term expiring at the 2009 Annual Meeting. Ultimately, at the 2008 Annual Meeting, shareholders approved the proposed declassification amendment and the Board of Directors is currently in the middle of a tiered declassification process.

The Regulations provide that the number of Directors is determined by a resolution adopted by shareholders, subject to certain rights of holders of the FirstMerit’s no par Preferred Stock. Presently, the shareholders have fixed the number of Directors at 15 and there are currently 13 Directors in office, eight of whom with a term expiring at the 2009 Annual Meeting. Under the Corporate Governance Guidelines, a Director who is age 72 or older at the time of election shall not stand for re-election unless the Corporate Governance and Nominating Committee determines that it is in the best interest of FirstMerit for such Director to stand for re-election. Mr. Isroff, whose term as Director expires at the 2009 Annual Meeting, has reached the age of 72. However, the Corporate Governance and Nominating Committee and the Board of Directors have determined to nominate Mr. Isroff for re-election based upon his significant accomplishments and leadership contributions as a Director of FirstMerit. The Board has nominated each of these eight Director nominees for re-election and to serve as Directors with a term expiring at the 2010 Annual Meeting.

The following table sets forth each nominee for election as a Director and each Director whose term will continue after the 2009 Annual Meeting. Additionally, the table provides a brief statement regarding the Director nominees and the continuing Directors, including each individual’s age, principal occupation and business experience during the past five years. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement and, as a matter of corporate policy, the Board believes it is important to maintain one or more vacancies on the Board. Pursuant to the Regulations, a majority of the Board may appoint individuals to fill vacancies and it is the opinion of the Board of Directors that the ability to appoint Directors to current vacancies is important. Specifically, it is the opinion of the Board of Directors that such appointment power may be significant in connection with a future acquisition or if the Board finds a highly qualified candidate whom the Board believes should be appointed prior to the next Annual Meeting of Shareholders.

If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS
(Term Expiring in 2009)

			Director
Name	Age	Principal Occupation for Past Five Years and Other Information	Since

Karen S. Belden	66	Realtor, DeHoff Realtors, Canton, Ohio.	1996
R. Cary Blair	69	Retired since August 2003; formerly, Chairman and Chief Executive Officer, Westfield Group, Westfield Center, Ohio (a group of financial services companies).	1996
Robert W. Briggs	67	President, GAR Foundation since August 2006 (previously Executive Director); Chairman Emeritus since February 2004 (previously Chairman) of the Board of the law firm of Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio.	1996
Clifford J. Isroff	72	Retired since January 2001; formerly, Chairman and Secretary, I Corp., Akron, Ohio (a manufacturing holding company).	1981

NOMINEES FOR ELECTION AS CLASS III DIRECTORS
(Term Expiring in 2009)

			Director
Name	Age	Principal Occupation for Past Five Years And Other Information	Since

John C. Blickle	58	President, Rubber City Arches, LLC, dba McDonald’s Restaurants, Akron, Ohio (quick service restaurants).	1990
Gina D. France	50	President, France Strategic Partners LLC, Medina, Ohio since January 2003 (a strategy and transaction advisor to corporations); formerly, Managing Director, Ernst & Young Corporate Finance (an investment banking business affiliated with the accounting firm of Ernst & Young LLP).	2004
Paul G. Greig	53	Chairman, President and CEO, FirstMerit Corporation, and Chairman, President and CEO, FirstMerit Bank, N.A. since 2006; formerly, President and CEO, Charter One Bank — Illinois from 2005-2006 and President and CEO, Bank One, Wisconsin from 1999-2005.	2006
Terry L. Haines	61	Retired; formerly President and Chief Executive Officer, A. Schulman, Inc., Akron, Ohio from 1991 — 2007 (a publicly held manufacturer and wholesaler of plastic materials); Chairman of the Board of A. Schulman, Inc. from 2006-2008; Director, Ameron, Inc., Pasadena, California (a publicly held producer of fiberglass-composite piping, concrete and steel pipe systems and specialized construction products).	1991

CLASS I DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2010)

			Director
Name	Age	Principal Occupation for Past Five Years and Other Information	Since

Steven H. Baer	59	Managing Member, Rally Capital Services, LLC since 2003 (a private investment banking and financial consulting firm); formerly, Vice Chairman, Builders Bank from 2002-2003.	2007

Richard Colella	73	Attorney, Colella & Weir, P.L.L., Lorain, Ohio.	1998

J. Michael Hochschwender	48	President and Chief Executive Officer, The
		Smithers Group, Akron, Ohio (a private group of companies which provides technology-based services globally to various industries).	2005

Philip A. Lloyd II	62	Attorney, Vorys, Sater, Seymour and Pease LLP, Akron, Ohio since January 2004; previously, attorney with Brouse McDowell, Akron, Ohio.	1988

Richard N. Seaman	63	President and Chief Executive Officer, Seaman Corporation (a manufacturer of vinyl coated industrial fabrics).	1998

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 19, 2009 (except as otherwise indicated by footnote) regarding the beneficial ownership of the Common Shares of FirstMerit by each Director, each Director nominee, each of the executive officers of the Company appearing in the Summary Compensation Table (the “Named Executive Officers”), all Directors, Named Executive Officers and other executive officers of FirstMerit as a group and by each person known to the Company to own 5% or more of its Common Shares. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

		Number of Common Shares(1)				Percent
Name	Sole Voting(2)(3)	Shared Voting		Options	Total	of Class

Steven H. Baer	3,862	—		—	3,862	*
Karen S. Belden	28,445	—		31,800	60,245	*
R. Cary Blair	19,912	10,350		31,800	62,062	*
John C. Blickle	29,512	28,819		31,800	90,131	*
Robert W. Briggs	14,516	—		31,800	46,316	*
Richard Colella	14,809	800		31,800	47,409	*
Gina D. France	5,521	—		9,000	14,521	*
Paul G. Greig	274,482	—		33,333	307,815	*
Terry L. Haines	43,409	—		31,800	75,209	*
J. Michael Hochschwender	6,806	1,736		6,000	14,542	*
Clifford J. Isroff	22,610	—		31,800	54,410	*
Philip A. Lloyd II	57,259	1,118,561	(4)	31,800	1,207,620	1.46%
Richard N. Seaman	17,762	400		31,800	49,962	*
Terrence E. Bichsel	63,061	—		268,800	331,861	*
William P. Richgels	51,776	—		5,000	56,776	*
Mark J. Grescovich	54,463	—		94,916	149,379	*
Larry A . Shoff	31,949	—		202,900	234,849	*
All Directors, Named Executive Officers and other executive officers as a group (21 persons)	867,824	1,160,666		1,101,338	3,129,828	3.79%

5% Or Greater Shareholders
Barclays Global Investors, NA.(5)					8,700,091	10.53%
Barclays Global Fund Advisors, Barclays Global Fund, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG

*	Indicates less than 1% beneficial ownership based on 81,456,350 Common Shares issued and outstanding as on February 19, 2009, plus the number of Common Shares issuable upon the exercise of options for the person or persons indicated.

(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals and the Common Shares issuable upon the exercise of stock options within the next 60 days.

(2)	Includes the following number of restricted Common Shares for which the person has the right to vote, but not dispose of such Common Shares: 3,862 to Mr. Baer; 2,862 to Ms. Belden; 2,862 to Mr. Blair; 2,862 to Mr. Blickle; 2,862 to Mr. Briggs; 2,862 to Mr. Colella; 2,862 to Ms. France; 2,862 to Mr. Haines; 2,862 to Mr. Hochschwender; 2,862 to Mr. Lloyd; 2,862 to Mr. Isroff; 2,862 to Mr. Seaman; 268,321 to Mr. Greig; 51,041 for Mr. Bichsel; 30,309 for Mr. Grescovich; 19,085 for Mr. Richgels; 19,634 for Mr. Shoff; and 273,467 for all executive officers and directors as a group.

(3)	Excludes the following number of Common Shares held under the Corporation’s Director Deferred Compensation Plan and Executive Deferred Compensation Plan for which the person does not have the right to vote or dispose of such Common Shares: 17,327 for Ms. Belden; 57,729 for Mr. Blickle; 10,279 for Mr. Briggs; 5,763 for Mr. Colella; 8,499 for Ms. France; 36,105 for Mr. Haines; 5,952 for Mr. Hochschwender; 3,240 for Mr. Seaman; 49,309 for Mr. Bichsel; and 203,173 for all executive officers and directors as a group.

(4)	Mr. Lloyd disclaims beneficial ownership with respect to 251,032 Common Shares held by his spouse directly and 667,595 Common Shares held by a family limited liability company in which Mr. Lloyd’s spouse shares voting control. The reported beneficial ownership of Mr. Lloyd also includes 106,780 Common Shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney. Includes 93,154 Common Shares held by his spouse that are pledged to secure a loan.

(5)	As reported in a Schedule 13G filed with the SEC on February 5, 2009, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, beneficially own, in the aggregate, 8,700,091 Common Shares. As disclosed in Schedule 13G, Barclays Global Investors, NA beneficially owns 3,697,249 Common Shares, Barclays Global Fund Advisors beneficially owns 4,896,173 Common Shares, Barclays Global Investors, Ltd. beneficially owns 56,652 Common Shares, Barclays Global Investors Japan Limited beneficially owns 32,468 Common Shares and Barclays Global Investors Australia Limited beneficially owns 17,549 Common Shares. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The principal business address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London EC3N 4HH. The principal business address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The principal address of Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada, Ontario M5J 2S1. The principal address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220. The principal address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6 D-85774, Unterfohring, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the compensation programs for FirstMerit’s Named Executive Officers, including the overall objectives of the Company’s compensation program and what it is designed to reward, each element of compensation that is provided, and an explanation of the Compensation Committee’s decisions regarding these individuals. For 2008, FirstMerit’s Named Executive Officers were as follows:

Name	Title

Paul G. Greig	Chairman, President and Chief Executive Officer
Terrence E. Bichsel	Executive Vice President and Chief Financial Officer
William P. Richgels	Executive Vice President and Chief Credit Officer
Mark J. Grescovich	Executive Vice President — Commercial Banking
Larry A. Shoff	Executive Vice President and Chief Technology Officer

Compensation Committee’s Philosophy on Executive Compensation

FirstMerit’s business vision is to meet the full range of financial service needs of retail banking, commercial banking and wealth customers and clients, located primarily within the greater Northeast Ohio region. FirstMerit strives to exceed its customers’ and clients’ expectations through exceptional service experiences at every point of contact and through products and services that deliver what clients care about most. To achieve this vision, FirstMerit must continually align its business processes with what clients care about most, and it must attract, retain and properly motivate exceptional financial services executives and employees to provide services to its customers and clients.

FirstMerit’s executive compensation program (“Total Rewards”) is designed to deliver a full spectrum of pay, benefits, career development and work environment for the Company’s executive officers. For FirstMerit and its shareholders, the Compensation Committee seeks to maximize the Company’s return from its Total Rewards investment by structuring its executive compensation programs to include performance-based, at-risk pay components aligned to strategic and financial performance objectives. For the executive, the Total Rewards package is intended to represent a fair and competitive executive compensation program with the objective of achieving a meaningful work experience that includes personal fulfillment, wealth accumulation, competitive pay and job security. Ultimately, it is the goal of the Compensation Committee to structure the Total Rewards program to provide an optimal scenario for FirstMerit’s executives, business partners, clients and customers.

Within this context, the three major objectives of the Total Rewards program are:

•	Alignment: Link executive compensation rewards with increases in shareholder value and its drivers and ultimately align shareholder and executive interests by achieving meaningful executive share ownership levels.

•	Motivation: Motivate executives to be accountable for and accomplish the strategic and financial objectives approved by the Board of Directors.

•	Attraction and Retention: Attract and retain senior executives with large bank and managerial experience, to preserve and increase shareholder value by strengthening the core financial performance metrics that ultimately drive shareholder value.

The Role of the Compensation Committee in Determining Executive Compensation

Compensation for the Named Executive Officers is determined under programs adopted by the Compensation Committee and approved by the Board of Directors. The Compensation Committee establishes

FirstMerit’s executive compensation philosophy, policy, elements, and strategy and reviews proposed executive compensation provisions for Board approval. Specifically, the Compensation Committee:

•	approves executive officer salary increases, except for the CEO, which is recommended by the Compensation Committee and approved by the Board of Directors;

•	approves participation in the ICP;

•	assesses FirstMerit’s performance results, as well as individual performance results for the CEO and other Named Executive Officers, when applicable, in determining awards under the ICP; and

•	oversees employee and executive benefit plans and perquisites.

In addition, the Compensation Committee recommends to the Board of Directors for approval: (1) the corporate performance measures and targets for the ICP; (2) the annual ICP award for the CEO; (3) annual equity award grants for executives and other employees; (4) executive benefits, retirement plans and perquisites; and (5) executive employment, severance and/or change in control agreements.

Outside Executive Compensation Consultants

In order to develop and implement the Total Rewards program, both the Compensation Committee and management retained separate outside compensation consultants in 2008. As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Gough Management Company (“Gough”), in order to provide the Committee with independent advice on executive compensation matters and to assist the Committee in its review of the compensation recommendations presented by management. During 2008, Gough prepared information for the Compensation Committee on competitive compensation levels and practices, compiled information from selected peer banks, assisted in determining incentive plan performance measures, including formulas and payouts, aided in determining long-term equity awards and assisted the Committee in reviewing the executive compensation recommendations presented by management. Pursuant to the terms of its retention, Gough reports directly to the Compensation Committee and the Committee retains sole authority to select, retain, terminate and approve the fees and other retention terms of its relationship with Gough.

In 2008, management retained the services of Towers Perrin Inc. (“Towers Perrin”), in order to provide guidance on executive compensation levels and to help management with the development of compensation packages and plans for executives and non-executive employees. Previously, management had engaged the services of Gough to assist with the development of executive and non-executive compensation packages, with the prior approval of the Compensation Committee. However, during 2007, the Compensation Committee reviewed its practice of permitting Gough to assist management in developing compensation packages and determined that it would be in the best interests of FirstMerit to avoid even the appearance of a conflict of interest for Gough’s services to the Compensation Committee. Consequently, in 2008, management engaged the services of Towers Perrin and terminated its relationship with Gough. During 2008, Towers Perrin provided management with information regarding competitive compensation levels and practices, compiled certain executive compensation survey data and assisted management in the preparation and evaluation of a variety of other executive compensation related matters. Pursuant to the terms of its retention, Towers Perrin reports directly to management.

In addition to the services performed by Towers Perrin, management employs a separate consultant, Hewitt Associates LLC (“Hewitt”), to provide advice on the administration of certain of the Company’s benefit plans and programs, which are generally available to all employees. In particular, management employs the services of Hewitt to provide advice regarding the implementation of FirstMerit’s executive retirement plans and programs and to provide assistance to management in the administration of such plans. Pursuant to the terms of its retention, Hewitt reports directly to management.

Policy on Executive Compensation

Each executive officer’s compensation opportunity is designed to be competitive with that offered by financial services organizations with operations that are similar in size and operation to that of FirstMerit (the “Peer Group,” as described below). Because FirstMerit operates in a market where there is strong demand for talented executives, the Compensation Committee believes that staying competitive with the Peer Group is essential to attracting and retaining highly qualified executive officers. Generally, this means that base salary, annual incentive targets, and equity grant values are established around the calculated median of the Peer Group with adjustments made for FirstMerit’s relative asset size and overall performance. Individual opportunities may be above or below this general target level at times for a variety of reasons, including individual and corporate performance, recruiting and retention requirements and internal equity concerns. The other elements of the Total Rewards portfolio are also designed to be comparable to the benefits provided to executives within the banking industry. The Compensation Committee annually reviews a “tally sheet” summarizing all aspects of each executive officer’s compensation.

Through the use of incentive-based compensation, individual and corporate performance ultimately determines whether total compensation received by any FirstMerit executive officer reaches the median level. For annual incentives, the target payout for each Named Executive Officer is set to be between the median and 75th percentile, with performance generally resulting in payments from 0 to 175% of target payout. For long-term incentives, the Compensation Committee generally considers stock options and restricted Common Shares, both of which vest in one-third annual increments after the grant date. It is the Compensation Committee’s policy to provide grant levels that approximate the median of similar executive position grant levels within the Peer Group, but actual annual grants may vary from this policy based on the performance of FirstMerit and/or the individual. Benefits for executives are intended to reflect FirstMerit’s overall approach to providing benefits to its broad employee population, as well as to be generally competitive with Peer Group executive benefit practices. Health care coverage for executives is the same as for all employees.

The Banking Peer Group

During 2008, FirstMerit modified its Peer Group to include more banks of similar size and business characterization and fewer banks that might have operations in the Company’s marketplace but are of a different size or business characteristic. As modified, FirstMerit believes that the 2008 Peer Group provides a better representation of similarly situated financial institutions and provides the Company with a superior benchmark against which to evaluate its Total Rewards program. Of particular note, management chose to remove five financial institutions (Associated Banc-Corp, Commerce Bancshares, Inc., Fifth Third Bancorp, Keycorp and National City Corporation) from the 2008 Peer Group and included three new banking institutions (TrustMark Corporation, Valley National Bancorp and Whitney Holding Corporation). The Compensation Committee believes that the removal of certain members of the Peer Group was appropriate, despite their significant presence within FirstMerit’s geographic footprint, based upon each institution being significantly larger than FirstMerit. By focusing the Peer Group on institutions of similar size, scope and operations, the Compensation Committee believes that more accurate compensation comparisons can be made. The 2008 Peer Group consists of:

Citizens Republic Bancorp Corus Bancshares, Inc. First Midwest Bancorp, Inc. F.N.B. Corporation Huntington Bancshares Incorporated Old National Bancorp Park National Corporation	TCF Financial Corporation TrustMark Corporation UMB Financial Corporation Valley National Bancorp Wintrust Financial Corporation Whitney Holding Corporation

Guiding Principles

The Compensation Committee’s executive compensation philosophy is based upon the following guiding principles:

•	Pay Prominence: The Compensation Committee seeks to manage pay to help communicate desired results, influence management to make decisions to produce results, and reward management for achievement of those results. The following key elements are ways the Compensation Committee keeps pay prominent:

•	Emphasis on Motivation: Pay will be used to motivate management to focus on key financial and strategic goals by providing above competitive pay rewards for outstanding annual and long-term performance and below competitive pay when performance is less than expected.

•	Performance Management: Performance assessment criteria for each executive will be clearly communicated each year and should be structured to be consistent with areas of performance related to achieving FirstMerit’s short and long-term objectives.

•	Controllability: Financial performance measures that management has the ability to impact and influence will be used in the ICP.

•	Explicitness: Compensation opportunities and the performance expectations to earn such opportunities will be explicitly communicated, with goals and payout schedules established in advance for all incentive plans.

•	Differentiation: Pay will be managed to ensure material differences occur for significantly different levels of performance achievement.

•	Comparative Framework: The Compensation Committee compares FirstMerit’s executive compensation levels with data sources that reflect its business (commercial and retail banking) in its markets and accounts for the size of its operations (e.g., total assets). Such data sources include industry specific compensation surveys and an analysis of pay levels provided to comparable executives within the Peer Group.

•	Pay Positioning: The targeted total direct compensation (salary, annual incentive and long-term incentives) and benefits package, including perquisites, for executives should be positioned to be above the assessed median competitive levels, taking into account the relative responsibilities of the executive officers involved, when targeted performance is achieved. Actual total direct compensation in any given year may be above or below the target level based on corporate and individual performance.

•	Common Share Ownership Guidelines: The Compensation Committee encourages executive officers to maintain share ownership of FirstMerit’s Common Shares in order to ensure that each executive’s long-term interests are closely aligned with those of the Company’s shareholders. Accordingly, the Compensation Committee expects that each executive officer will achieve established share ownership levels, expressed as a multiple of the executive’s annual base salary, within five years after the individual becomes an executive officer. The Compensation Committee annually monitors whether an executive officer has achieved or is making progress toward achieving these guidelines. In determining whether executive officers have achieved or are making progress toward these guidelines, the Compensation Committee considers the following: (1) Common Shares attributed to the executive officer in the Executive Deferred Plan; (2) Common Shares held for the executive officer in the FirstMerit 401(k) Plan; (3) Common Shares beneficially owned by the executive officer (but excluding options whether or not exercisable); and (4) restricted Common Shares held by the executive officer.

Share Ownership Guidelines

Position	Common Share Value as a Multiple of Base Salary

CEO	5.0
Executive Vice Presidents	2.5

Total Rewards Components

The basic components of FirstMerit’s Total Rewards package and the policy for each component are described below.

Base Salaries

In general, the Compensation Committee targets base salaries at a median competitive level relative to comparable positions within the Peer Group, taking into account the comparative responsibilities of the executive officers involved. Where the responsibilities of executive positions at FirstMerit are different from those typically found among other banks or where executives are new to their responsibilities or play a particularly critical role, base salaries may be targeted above or below median competitive levels. In making base salary determinations, the Compensation Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity considerations and specific issues particular to FirstMerit and the position involved.

Annual Incentive Pay

The Compensation Committee determines awards for the Named Executive Officers by reference to pre-assigned target percentages of salary for each executive position, which represents the Compensation Committee’s view of an annual incentive opportunity that is between the median and 75th percentile levels of the Peer Group. Actual amounts vary from this target based upon the performance results of FirstMerit.

At the beginning of each year, the Compensation Committee reviews FirstMerit’s business plan for the coming year and establishes the annual performance target(s) for corporate performance under the ICP. The Compensation Committee has elected to use the ICP to focus on annual performance while using equity awards, which are reflective of long-term value, for longer periods. Generally, it is the policy of the Compensation Committee to select metrics that it believes are the ultimate drivers of growth in shareholder value in order to focus management on specific aspects of corporate performance. Additionally, for those executive officers who oversee specific operating segments of FirstMerit, the Compensation Committee establishes certain line-of-business measures for the ICP in order to emphasize key financial and strategic goals. Finally, on certain occasions, the Compensation Committee and the Board of Directors may determine to include certain strategic components into the annual ICP opportunity for particular Named Executive Officers.

Target levels for corporate performance measures are based on FirstMerit’s operating plan for the year. Threshold, target and maximum performance goals, a weight of importance for each measure, and corresponding incentive funding levels are also established at the beginning of each year for corporate performance. At the same time, threshold, target and maximum performance goals for line-of-business measures are also established.

Long-Term Incentives

Long-term incentives are provided through FirstMerit’s 2006 Equity Plan (the “Equity Plan”), which was approved by shareholders at the 2006 Annual Meeting of Shareholders. The Equity Plan authorizes the award of both restricted stock and stock options to executives and other employees, as determined by the Compensation Committee. FirstMerit has historically provided long-term compensation opportunities for senior executives in the form of an annually determined grant of stock options, which vest ratably in one-third increments each year after grant. However, in recent years, the Compensation Committee has become more reliant on grants of restricted stock rather than options because, when compared to options, the Compensation Committee can provide equal compensation expense value with fewer shares when making restricted stock grants.

At the beginning of each year, the Compensation Committee reviews FirstMerit’s financial performance for the prior year and the business plan for the coming year and establishes the pool of available restricted stock awards based on its assessment of the Company’s relative recent and expected performance. The

Compensation Committee then establishes guideline award levels for each participant, based on competitive equity opportunity levels with respect to the participant’s position at FirstMerit. Thereafter, the Compensation Committee makes a final determination regarding the amount of restricted stock and/or stock options to be awarded to each participant, varying from the guideline based upon the participant’s recent performance and expected contribution to the future success of FirstMerit and shareholder value. In these ways, the Compensation Committee seeks to align the overall grants of restricted stock and stock option awards with FirstMerit’s performance, participant contribution and shareholder interests, even though the awards remain time-based.

Restrictions on restricted stock awards lapse in annual one-third increments after grant, or earlier if the employee dies, is permanently and totally disabled, or has his or her employment terminated under certain conditions. In general, restricted stock is forfeited if an executive voluntarily terminates employment prior to vesting. Throughout the vesting period, holders of restricted stock have the right to vote their restricted shares and to receive dividends when paid. The Compensation Committee believes that paying dividends on restricted stock keeps executive officers focused on corporate performance and aligns their interests with those of FirstMerit’s shareholders.

Awards are typically granted on a pre-established meeting date of the Board of Directors each year, with the exception of grants for new hires and promotions. All stock option and restricted stock grants are approved by the Board of Directors and are effective on the date the Board of Directors approves the award. FirstMerit has no intention, plan or practice to select stock option or restricted stock grant dates for executives in coordination with the release of material, non-public information, or to time the release of such information because of award dates.

FirstMerit expenses stock options and restricted stock pro rata over the three-year vesting period and reports such expensing in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R, Share-Based Payment. Upon exercise of a stock option, the executive realizes ordinary income on the difference between the stock price on the date of exercise and the exercise price and FirstMerit realizes a commensurate tax-deductible expense. Upon vesting of restricted stock, the executive realizes ordinary income equal to the value of the restricted stock on the date of vesting and FirstMerit realizes a commensurate tax-deductible expense. Under the direction of the Compensation Committee, FirstMerit staff is responsible for communicating and distributing the documentation associated with the awarding of stock options and restricted stock to participants.

Employee Benefits

Executive officers are eligible to participate in each of the benefit programs offered by FirstMerit listed below, all of which are generally available to all Company employees. The specific benefits provided are generally determined periodically and are aimed to be competitive with those offered within the banking industry and significant employers within FirstMerit’s geographical employment areas. FirstMerit’s employee programs include:

•	Pension Program (the “Pension Plan”) is based on base salary (average of highest four consecutive years of last ten), age and years of service and is payable at age 65 with five years of service, or as early as age 55 with 15 years of service. Effective January 1, 2007, the Pension Plan was closed to new entrants and all non-vested employees. Beginning on January 1, 2007, all new hires and non-vested employees receive an annual contribution of 3% of eligible pay to a Retirement Investment Plan Account held in the FirstMerit 401(k) Plan.

•	Medical, Dental & Vision Insurance is provided to each executive officer and includes choices of Health Maintenance Organizations, Preferred Provider Organizations and High Deductible Health Plans with a Health Savings Account.

•	Life Insurance is provided to each of FirstMerit’s executive officers. Executives receive the minimum group coverage provided to all FirstMerit employees and are covered by an Executive Life Insurance Benefit (as described below). Each executive also has the opportunity to purchase dependent life insurance.

•	Voluntary Pre-Tax “Health Care” and “Dependent Care” Reimbursement Accounts are available for health care, childcare and care for dependent adults.

•	FirstMerit 401(k) Plan provides for contributions of gross earnings, subject to a federal maximum on annual contributions, which is indexed over time, as well as a $5,000 “catch up” contribution if over age 50. Executive participation is limited by various federal non-discrimination measures. Historically, FirstMerit has matched savings in Common Shares at the rate of $1.00 for each $1.00 contributed for the first 3% and $0.50 for each dollar contributed for 4%, 5% and 6% of the employee’s contribution. However, effective January 1, 2009, FirstMerit suspended all matching contributions under the FirstMerit 401(k) Plan. Employees may diversify the matching Common Shares into other investment options after six months of service with FirstMerit. Dividends on Common Shares held in the FirstMerit 401(k) Plan, whether purchased with participant contributions or through the Company match, are paid directly to the employee in the quarter they are allocated, or, at the participant’s election, they are reinvested in Common Shares held in the FirstMerit 401(k) Plan. A profit sharing feature was added in 2005, based on an annual determination by the Board of Directors. The payout for 2008 under the profit sharing feature of the FirstMerit 401(k) Plan was 2% of eligible pay and was based on FirstMerit’s efficiency ratio for the year. In January 2007, the Retirement Investment Plan was added to the FirstMerit 401(k) Plan for employees not vested in the closed Pension Plan. The Retirement Investment Plan adds 3% of eligible pay into a separate account on an annual basis to active employees on December 31 who are not active participants in the Pension Plan.

•	Short Term Disability Program provides a defined percentage of salary during the illness/disability period.

Executive Retirement Plans

In order to remain competitive with benefits provided within the Peer Group, the Compensation Committee believes that it is in the best interests of FirstMerit to provide retirement income benefits that are in excess of the limits of a qualified retirement plan specified by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and its accompanying regulations. To enable the recruitment of mid-career executives, provide for the early retirement of an executive when it is in the best interests of FirstMerit and to promote executive retention, executives participate in a combination of four additional retirement plans that provide a targeted level of retirement income that is in excess of ERISA regulations. The Compensation Committee does not consider amounts earned from stock option and restricted stock grants in determining the target level of retirement income for executives. However, amounts earned from annual incentive compensation prior to retirement are considered in determining the level of retirement income for executives.

•	Unfunded Supplemental Benefit Plan (the “Excess Plan”) provides the difference between normal Pension Plan benefit calculations and federal maximum limits on pensions ($230,000 in 2008). All FirstMerit employees who have a base salary large enough to qualify are covered. In connection with the closure of the Pension Plan, the Excess Plan was closed to all non-vested employees on December 31, 2006.

•	2008 Unfunded Supplemental Benefit Plan (the “2008 Excess Plan”) was adopted on December 10, 2008 and is effective as of January 1, 2008. The 2008 Excess Plan is open to all FirstMerit employees who have a base salary large enough to qualify. The 2008 Excess Plan provides the difference between the federal maximum limits on defined contribution plans ($230,000 in 2008) and the benefits provided under the Retirement Investment Plan and the profit sharing feature of the FirstMerit 401(k) Plan.

•	Supplemental Executive Retirement Plan (the “SERP”) provides a retirement income supplement to the Pension Plan of 50% of salary and annual incentive payable at age 65, less all other FirstMerit pensions or retirement plans of any kind, a 50% Social Security offset, and the Company’s contribution to the FirstMerit 401(k) Plan. As of December 31, 2007, the SERP was closed to all new executives of FirstMerit.

•	2008 Supplemental Executive Retirement Plan (the “2008 SERP”) was adopted on October 3, 2008 and is effective as of January 1, 2008. The 2008 SERP provides a retirement income supplement to certain executive officers not already participating in the SERP. Under the 2008 SERP, FirstMerit maintains an account for each participant and makes an annual contribution to each participant’s account in an amount equal to 10% of the participant’s compensation for the portion of the plan year during which such participant was eligible to participate.

Additional information regarding these executive retirement plans can be found on pages [     ] of this Proxy Statement.

Other Executive Benefits and Perquisites

To maintain the competitiveness of its Total Rewards package, FirstMerit also provides the following additional benefits to its executive officers:

•	Executive Life Insurance Benefit is provided to FirstMerit executives through a Variable Adjustable Life Insurance Policy issued to and owned by the executive, provided that they meet underwriting standards. If a person becomes an executive officer prior to age 55, the post-retirement death benefit is targeted to be $500,000. If a person becomes an executive officer between age 55 and 59, the post-retirement death benefit is targeted to be $350,000. If a person becomes an executive officer at or after age 60, the post-retirement death benefit is targeted to be $200,000. FirstMerit pays the premiums on each life insurance policy while the participant is an executive officer and until the cash-value of the policy can support the premiums. The annual premium is taxable as ordinary income to the executive and FirstMerit pays participating executives an amount equal to 40% of their annual premium to offset the tax liability. If an executive leaves FirstMerit for reasons other than retirement from active service, premium payments cease to be the obligation of the Company. At that time, the executive will assume full responsibility for all future premium payments necessary to maintain the policy. If an executive becomes permanently disabled prior to retirement, under the U.S. Social Security Administration’s definition of “total disability,” FirstMerit will continue to pay the premiums for the Executive Life Insurance Benefit under the same terms as if the executive were still on active status.

•	Accidental Death and Dismemberment Benefit equal in amount to the pre-retirement life insurance death benefit provided during the time the executive is an executive officer.

•	Executive Long-Term Disability Benefit covers the executive for 66 2/3% of salary and bonus paid in the last six months in the event the executive is unable to perform his or her job due to illness or injury lasting over 180 days and beginning after the executive is disabled more than 180 days. FirstMerit pays the premium for this benefit for eligible executives. For the Named Executive Officers (excluding the CEO), the maximum benefit is $25,000 per month. In regards to the CEO, the maximum benefit is $95,000 per month.

•	Deferred Compensation election opportunity is provided to executives on salary and incentive payments pursuant to the Executive Deferred Plan. Under the Executive Deferred Plan, base salary up to 90% and incentive payments up to 100% can each be deferred by participating executives in 1% increments up to 100%. Executives electing to participate in the Executive Deferred Plan have the option of investing deferred compensation into a stock and/or asset account, both of which are maintained by the Company in the name of each participant. Additional information regarding the Executive Deferred Plan can be found on page [ ] of this Proxy Statement.

•	Executive Physical Examinations at an acceptable medical provider are available every year for executive officers age 50 or above and every two years for executive officers younger than age 50. The Compensation Committee believes that these Company-paid physicals are important and reduce the chances that FirstMerit will incur significant costs because of the loss of an executive officer for health reasons.

•	Country Club Dues have historically been paid by FirstMerit for each executive officer in order to provide a social setting for executive officers to interact with community and business leaders. Effective

February 1, 2007, however, FirstMerit elected to discontinue payment of country club dues for all executive officers other than Mr. Greig, whose employment agreement requires payment of certain club dues. Also, FirstMerit continues to maintain two corporate memberships, which officers of the Company, including certain Named Executive Officers, are able to use. Although the Compensation Committee believes that these corporate memberships are used almost exclusively for business matters, each Named Executive Officer who has privileges through a corporate membership is allocated as compensation a portion of the cost incurred by FirstMerit for such membership, as indicated in the Summary Compensation Table, and the Company does not pay or reimburse officers for any personal use.

•	Professional Tax Preparation Fees are paid by FirstMerit for each executive officer up to a maximum of $750. In order to ensure that each executive officer’s taxes are correctly prepared, and to avoid any distraction to the executive officer, the Board of Directors requires executive officers to have their tax returns professionally prepared and reimburses the executive officer for the costs. Executive officers are also grossed up for any tax liability resulting from this tax preparation benefit.

Executive Agreements

To promote stability among certain key officers, the Board of Directors has authorized FirstMerit to enter into change in control and displacement agreements with each of its Named Executive Officers. In authorizing such agreements, the Compensation Committee believes these agreements serve the best interests of FirstMerit and its shareholders by ensuring that, if a change in control or certain significant acquisitions were ever under consideration, the Named Executive Officers would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decisions of the Board without being unduly influenced by personal economic concerns. In addition, it is the opinion of the Board of Directors that these agreements are an important aspect of attracting and retaining the executive talent needed to lead FirstMerit, particularly through the critical period leading up to a potential merger, acquisition or change in control event.

Change in Control Agreements

Historically, FirstMerit’s change in control agreements have provided benefits to covered executives in the event of their termination following a change in control. On January 8, 2009, the Company executed amended and restated change in control agreements (the “Amended Change in Control Agreements”) with each of the Named Executive Officers, which provide certain benefits upon the occurrence of: (1) a change in control; or (2) certain termination events following a change in control. In determining to implement the Amended Change in Control Agreements, the Compensation Committee sought to restructure FirstMerit’s change in control benefits so as to ensure the provision of these benefits to the Named Executive Officers in the event of certain significant transactions. The benefits provided under the Amended Change in Control Agreements would not constitute “golden parachute” payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or the provisions of ARRA. As adopted, the Compensation Committee believes that the Amended Change in Control Agreements are, by design and operation, consistent with its compensation philosophy and business strategy and are an essential component of FirstMerit’s efforts to promote executive retention and continuity of management. Information regarding the benefits provided by FirstMerit’s Amended Change-in-Control Agreements can be found on page [  ] of this Proxy Statement.

Displacement Agreements

In addition to the Amended Change in Control Agreements, FirstMerit maintains displacement agreements (the “Displacement Agreements”) with each of its Named Executive Officers. Pursuant to the Displacement Agreements, “Displacement” is defined as the termination of a covered executive’s employment with FirstMerit as a consequence of a merger, acquisition or other like transaction, either before or after the closing of the transaction, where no change in control of the Company has occurred. Generally, the benefits provided to covered executives under the Displacement Agreements are substantially similar to those provided to executives whose employment is terminated following a change in control event. Additional information

regarding the benefits provided by FirstMerit’s Displacement Agreements can be found on page [          ] of this Proxy Statement.

Adjustments to Incentives for Alterations or Restatements of Financial Results

As set forth under the caption “Corporate Governance-Policies of the Board of Directors” on page [  ] of this Proxy Statement, the Board of Directors has adopted a policy relating to the “claw-back” of incentive compensation paid to executive officers in the event of certain restatements of FirstMerit’s financial statements. Under such policy, the Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (1) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (2) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (3) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

As a condition to FirstMerit’s participation in the Treasury’s Capital Purchase Program, FirstMerit executed the CPP Letter Agreements in January 2009 with certain of its executive officers, which include an expanded claw-back component. Pursuant to the terms of the CPP Letter Agreements, all executive bonus and incentive compensation paid to covered executive officers is subject to a clawback if any such bonus or incentive payment is based on materially inaccurate financial statements or material inaccurate performance metric determinations during any period which the Treasury holds an equity position acquired from FirstMerit under the Capital Purchase Program.

Deductibility of Executive Compensation

The Compensation Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Section 162(m) of the Code, which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to its chief executive officer or any of its other four highest paid officers, to the extent that the remuneration paid to such employees exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Compensation pursuant to certain stock option plans and other performance-based compensation may be excluded from the Section 162(m) $1.0 million limit. Other than with respect to Mr. Greig, during 2008, FirstMerit believes that compensation to covered employees did not exceed the $1.0 million limit. While in general the Compensation Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. Neither FirstMerit nor any of its subsidiaries has a policy requiring that all compensation paid to the covered officers be deductible under Section 162(m). The Board of Directors, however, does carefully consider the after-tax cost and value to the Company and its subsidiaries of all compensation.

As a condition to FirstMerit’s participation in the Capital Purchase Program, FirstMerit has agreed not to deduct for tax purposes executive compensation in excess of $500,000 for each of the principal executive officer, the principal financial officer and the next three most highly compensated executive officers named in the Summary Compensation Table during 2009.

It is FirstMerit’s position that stock options awarded under certain of its stock option plans, including the 2006 Equity Plan, the Amended and Restated 2002 Stock Plan, the Amended and Restated 1999 Stock Option Plan and the Amended and Restated 1997 Stock Option Plan, will not count toward the Section 162(m) limit. Stock options still outstanding under earlier FirstMerit stock plans and restricted share awards and dividend units are not, however, treated as exempt from the calculation. Amounts deferred by executives under the Executive Deferred Plan will not count toward the Section 162(m) limit.

Incentive Compensation Plan Risk Assessment

FirstMerit’s participation in the Capital Purchase Program requires it to comply with a number of executive compensation standards relating to its SEOs as in effect on the “Closing Date” (as defined in the UST Documents). Among these standards is the requirement that the Compensation Committee review FirstMerit’s incentive compensation programs to ensure that they do not encourage its SEOs to take unnecessary and excessive risks that threaten the value of the Company.

FirstMerit’s existing governance and organizational structure already incorporates a substantial risk management component through the establishment of a Risk Management Committee of its Board of Directors, the appointment of a Chief Risk Officer, the utilization of an Enterprise Risk Management Committee comprised of appropriate officers of the Company, and maintenance of a risk management department independent of FirstMerit’s business units.

The Risk Management Committee of the Board of Directors meets periodically throughout the year to monitor the lending activities of FirstMerit’s subsidiaries, help assure such activities are conducted in a manner consistent with FirstMerit’s credit policy and oversee management’s implementation and enforcement of FirstMerit’s risk management framework throughout its organization. The Risk Management Committee met six times during 2008.

The Compensation Committee utilized its compensation consultant to assist in the preparation and implementation of a comprehensive risk-analysis process to assess the risk components of FirstMerit’s incentive compensation programs as required by the Capital Purchase Program. This analysis included all of FirstMerit’s benefit plans and other elements of the Company’s compensation programs for its SEOs. Using this risk-analysis, FirstMerit’s senior risk officers, Risk Management Committee and Compensation Committee each considered FirstMerit’s benefit plans and elements of SEO compensation to:

•	Identify the specific risks faced by FirstMerit and relate identified risks to the compensatory elements of its benefit plans and other elements of SEO compensation;

•	Evaluate the benefit plans and other elements of SEO compensation to determine whether such plan and/or element of SEO compensation encourages potential negative behavior and activity related to identified risks; and

•	Work within its existing risk management structure to develop procedures and other administrative mechanisms to mitigate any potential negative behavior and activity associated with identified risks and related to its benefit plans and other elements of SEO compensation.

FirstMerit believes that its governance and organizational structures, in conjunction with the risk-mitigation framework and analysis engaged in by the Compensation Committee and the other Company administrative bodies as described above, allowed the Compensation Committee to objectively relate risk to its compensation programs and ensure that they do not encourage its SEOs to take unnecessary and excessive risks that could threaten the value of FirstMerit, as certified in the Compensation Committee Report on page [  ] of this Proxy Statement.

Analysis of 2008 Named Executive Officer Compensation

Base Salary

For each Named Executive Officer, the Compensation Committee annually reviews base salary levels and seeks to adjust executive officer salaries based upon outstanding individual performance and FirstMerit’s overall compensation philosophy of providing a base salary opportunity at the Peer Group median salary level. In reviewing executive officer salaries in 2008, the Compensation Committee established a general 3% merit pool from which to provide base salary increases. For all executive officers who directly report to the CEO, Mr. Greig evaluated each executive officer to determine whether a base salary increase or decrease was merited based upon individual performance. In undertaking these evaluations, Mr. Greig evaluated each executive on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. Thereafter, Mr. Greig presented his executive officer reviews to the Compensation Committee and made base salary recommendations for each executive officer. Upon receiving Mr. Greig’s recommendations, the Compensation Committee reviewed the proposed base salary modifications and analyzed competitive market data to determine whether additional adjustments were necessary to adhere to FirstMerit’s overall executive compensation policy. Ultimately, the Compensation Committee retains sole authority to determine base salaries for each Named Executive Officer evaluated by Mr. Greig and may revise executive base salaries as it deems appropriate in its judgment. In 2008, each Named Executive Officer evaluated by Mr. Greig received a base salary increase.

In regards to the CEO, during 2008 the Compensation Committee undertook a separate evaluation of Mr. Greig to determine whether a base salary adjustment was appropriate. In undertaking its evaluation of Mr. Greig, the Compensation Committee evaluated Mr. Greig based upon the individual performance factors described above as well as FirstMerit’s overall financial performance in 2007. Thereafter, the Compensation Committee presented its performance evaluation of Mr. Greig to the full Board who recommended that Mr. Greig receive a base salary increase for 2008. Pursuant to the Compensation Committee’s Charter, all base salary increases regarding the CEO must be approved by the Board of Directors.

Consistent with historical practice, all executive officer evaluations occurred during February 2008 and all base salary adjustments became effective as of April 1, 2008. FirstMerit does not have a policy of retroactively applying base salary increases to the beginning of the calendar year. For 2008, FirstMerit awarded the following base salary increases to its Named Executive Officers:

Name	Base Salary Increase%

Paul G. Greig	3.8%
Terrence E. Bichsel	6.2%
William P. Richgels	4.0%
Larry A. Shoff	3.0%
Mark J. Grescovich	4.0%

The base salaries paid in 2008 to the Named Executive Officers are reflected in the Salary Column of the Summary Compensation Table.

Executive Cash Incentive Plan

The Compensation Committee determines ICP awards for the Named Executive Officers by reference to pre-assigned target percentages of salary for each executive position, which are generally reflective of FirstMerit’s compensation philosophy. In January 2008, the Compensation Committee established the target ICP awards (expressed as a percentage of base salary) for each of the Named Executive Officers and established that each executive’s total ICP opportunity would be based upon the achievement of certain performance metrics and, in the case of Mr. Greig, the achievement of certain strategic goals. For 2008, the Compensation Committee established the following threshold, target and maximum bonus opportunities for each Named Executive Officer, along with the respective weighting of corporate, line-of-business and strategic goals:

	2008 Bonus Opportunity
	(as a% of Base Salary)
Named Executive Officer	Threshold	Target	Maximum	ICP Metric Components

Paul G. Greig	25%	100%	175%	Corporate: 90%; Strategic 10%
Terrence E. Bichsel	15%	60%	100%	Corporate: 100%
William P. Richgels	15%	60%	100%	Corporate: 100%
Mark J. Grescovich	14%	55%	90%	Corporate: 30%; Line-of-Business: 70%
Larry A. Shoff	14%	55%	90%	Corporate: 100%

In conjunction with establishing the target ICP percentages and weighting for each Named Executive Officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target and maximum performance goal levels. In selecting performance metrics for 2008, the Compensation Committee sought to establish corporate performance metrics that focused the Named Executive Officers on the key drivers of shareholder value and emphasized both the short and long-term financial and strategic goals of FirstMerit. In light of such objectives, the Compensation Committee established the following ICP corporate performance metrics for 2008, along with the corresponding weight for each metric:

Performance Metric	Weighting

Credit Quality Improvement (Net Charge-Offs)	33%
Revenue	30%
Net Income	25%
Efficiency Ratio	12%

Having set the applicable corporate performance metrics, the Compensation Committee established the following threshold, target and maximum performance goals for each corporate performance metric (expressed as a % of target, except for Efficiency Ratio): (1) Credit Quality Improvement (Target — $39.87 million, Threshold — 124%, Maximum — 97%); (2) Revenue (Target — $557.43 million, Threshold 97%, Maximum — 101%); (3) Net Income (Target — $119.82 million, Threshold — 93%, Maximum — 103%); and (4) Efficiency Ratio (Target — 59.60%, Threshold — 60.75%, Maximum — 58.50%). The target level for each metric was based on FirstMerit’s budget, as management’s forecasted performance for the Company. For corporate performance falling in between the threshold, target and maximum performance levels, FirstMerit awards ICP amounts on an interpolated basis.

Upon the completion of 2008, the Compensation Committee evaluated FirstMerit’s corporate performance to calculate the awards payable under the ICP. For 2008, FirstMerit recorded the following financial performance relative to the Compensation Committee’s established ICP performance metrics: (1) Credit Quality Improvement ($49.05 million); (2) Revenue ($561.47 million); (3) Net Income ($119.42); and (4) Efficiency Ratio (58.78%).

Division Performance Goals

In addition to the four primary ICP corporate performance metrics, the Compensation Committee established specific line-of-business goals for executive officers who oversee reporting business segments of FirstMerit. In selecting line-of-business metrics, the Compensation Committee sought to select metrics that were key derivatives of FirstMerit’s overall corporate performance, in order to align the performance goals of each line-of-business executive with those of executives with only corporate responsibility. For Mr. Grescovich, who is the only Named Executive Officer of FirstMerit with line-of-business responsibilities, the Compensation Committee established the following line-of-business performance metrics, along with the their respective weighting and threshold, target and maximum performance goals (expressed as a% of target): (1) Commercial Net Income, excluding allocated expenses (Weighting — 20%; Target — $77.87 million; Threshold — 93%; Maximum — 103%); (2) Commercial Loan Revenue, before loan loss provision (Weighting — 16%; Target — $92.67 million; Threshold — 97%; Maximum — 101%); (3) Commercial Non-Interest Income (Weighting — 16%; Target — $38.38 million; Threshold — 97%; Maximum — 101%); (4) Commercial Funds Revenue (Weighting — 15%; Target — $48.12 million; Threshold — 97%; Maximum — 101%); and (5) Commercial Credit Quality (Weighting — 33%; Target — $12.93 million; Threshold — 124%; Maximum — 97% ).

Consistent with its evaluation of corporate performance in 2008, the Compensation Committee evaluated the performance of each line-of-business in order to calculate ICP award payments to line-of-business executives. In regards to the Commercial line-of-business, FirstMerit recorded the following performance in 2008 relative to the Compensation Committee’s established ICP Commercial line-of-business goals: (1) Commercial Net Income ($74.23 million); (2) Commercial Loan Revenue ($91.02 million); (3) Commercial Non-Interest Income ($40.58 million); (4) Commercial Funds Revenue ($49.78 million); and (5) Commercial Credit Quality ($13.98 million).

Implementation of Strategic Plan

During 2008, the Board of Directors determined that a portion of Mr. Greig’s 2008 ICP opportunity should be based upon FirstMerit’s progress towards completion of its multi-year strategic initiatives. During 2007, FirstMerit management, with the assistance of its strategic outside consultant Katzenbach Partners LLC (“Katzenbach Partners”), designed and the Board of Directors approved a multi-year strategic plan for the Company, with the aim to leverage FirstMerit’s organizational efficiencies and enhance its overall adaptability to its current market environment. In making this ICP allocation, the Compensation Committee determined that 10% of Mr. Greig’s overall ICP opportunity should be contingent upon progress towards implementation of FirstMerit’s long-term strategic goals. It is the opinion of the Board of Directors that this progress is imperative for the Company’s future success and that emphasis should be placed on Mr. Greig’s leadership and guidance toward implementing these strategic goals.

During the course of 2008, the Board of Directors undertook an evaluation of management’s progress towards implementation of FirstMerit’s strategic initiatives with the assistance of Katzenbach Partners. The Board of Directors determined that management, and in particular Mr. Greig, made significant progress in this regard in 2008. In particular, Katzenbach Partners noted that FirstMerit had made dynamic progress in a short-time period towards implementation of its strategic initiatives and that, despite significant economic disruptions during the course of 2008, management had effectively positioned the Company to achieve its long-term goals. It is the opinion of the Board of Directors that FirstMerit’s ability to operate efficiently and expand its market presence in 2008 was directly connected to management’s implementation of the Company’s long-term strategic plan. As a result, the Compensation Committee recommended, and the Board of Directors approved, a maximum award for the strategic component of Mr. Greig’s 2008 ICP opportunity.

Discretionary Adjustments to ICP

In addition to the formulaic parameters of FirstMerit’s ICP framework, the Compensation Committee has the discretion to increase or decrease annual ICP awards based upon an executive’s individual performance during the performance period. It is the opinion of the Compensation Committee that discretionary flexibility in administration of the ICP is imperative to allow the Committee to reward particular individual efforts that are not otherwise captured by the ICP as established at the outset of the year, and to reduce payments to executive officers whose individual performance (or whose area of responsibility) underperformed. Pursuant to established terms, the Compensation Committee has sole authority to approve discretionary adjustments to executive officer awards under the ICP. For 2008, the Compensation Committee established a $1,000,000 discretionary pool from which to provide discretionary ICP awards to FirstMerit’s executive officers (excluding the CEO).

In 2008, Mr. Greig recommended and the Compensation Committee approved a number of adjustments to the formulaic ICP awards. In making his ICP adjustment recommendations, Mr. Greig objectively and subjectively evaluated each executive officer based on a number of factors including but not limited to: (1) financial performance of specific areas of responsibility; (2) implementation of strategic initiatives; and (3) strengths (or weaknesses) in management and leadership. Of the 36 executives (excluding the CEO) eligible for payment from the ICP, Mr. Greig recommended and the Compensation Committee approved the increase of payments to 23 executives and decrease of payments to seven executives. As a result of these discretionary adjustments, total payments to all executive officers (excluding the CEO) were increased by approximately $362,288 as compared to what the ICP would have paid on a purely formulaic basis. For 2008, each Named Executive Officer reporting directly to Mr. Greig received a discretionary increase in their ICP award.

In regards to the CEO, the Compensation Committee undertook a separate evaluation of Mr. Greig to determine whether an ICP adjustment was appropriate. In undertaking its evaluation of Mr. Greig, the Compensation Committee evaluated Mr. Greig based upon FirstMerit’s overall performance and the specific actions of Mr. Greig that directly impacted the Company in 2008. In undertaking its review, the Compensation Committee noted FirstMerit’s strong performance throughout 2008, despite the severe economic disruptions that occurred throughout the latter half of the year. Moreover, the Compensation Committee highlighted

FirstMerit’s significant Credit Quality Improvement and noted the importance of Mr. Greig’s continued emphasis and leadership toward improving the Company’s credit profile. Thereafter, the Compensation Committee presented its performance evaluation of Mr. Greig to the Board of Directors which determined that Mr. Greig receive a discretionary increase of $250,000 to his ICP award in 2008.

Formulaic ICP awards paid in 2008 to the Named Executive Officers are reflected in the Non-Equity Compensation Column of the Summary Compensation Table. Discretionary ICP awards approved by the Compensation Committee and Board of Directors are reflected in the Bonus Column of the Summary Compensation Table.

Long-Term Incentives

On February 21, 2008, the Board of Directors approved and issued long-term incentive awards of restricted stock to approximately 38 executive of FirstMerit. In general, long-term equity incentive award target grants to FirstMerit’s Named Executive Officers are determined annually by the Compensation Committee and are generally set in accordance with the 50th percentile of the Peer Group, with adjustments based upon individual and corporate performance. Consistent with historic practice, long-term incentive target amounts are established annually as a percentage of each Named Executive Officer’s salary grade midpoint (for 2008, 200% of base salary for Mr. Greig, 80% for Messrs. Bichsel and Richgels and 70% for Messrs. Grescovich and Mr. Shoff). Actual restricted stock grants in 2008 varied from the guideline number of shares to individual executives based upon FirstMerit’s 2007 corporate performance and the Compensation Committee’s objective and subjective assessment of individual contributions to FirstMerit in 2007 and expected contributions in 2008 in areas including but not limited to: (1) financial performance of specific areas of responsibility; (2) implementation of strategic initiatives; and (3) strengths (or weaknesses) in management and leadership. In regards to the Named Executive Officers (excluding the CEO), the following discretionary award adjustments were made in 2008: (1) for Mr. Bichsel, an increase of 3,300 shares to reflect his excellent performance and for delivering FirstMerit’s yearly financial plan; (2) for Mr. Richgels, an increase of 3,300 shares to reflect his extensive leadership in lowering the Company’s net charge offs, as compared to its Peer Group; (3) for Mr. Grescovich, an increase of 2,700 shares to reflect solid growth in FirstMerit’s loan portfolio; and (4) for Mr. Shoff, a decrease of 3,400 shares to reflect a shortfall in certain key initiatives. Long-term equity awards issued during 2008 to the Named Executive Officers of FirstMerit are reflected in the All Other Stock Awards Column of the Grants of Plan Based Awards Table.

On January 15, 2009, the Board of Directors approved and issued the long-term equity incentive awards for FirstMerit’s executive officers for fiscal 2009. Consistent with its policy in 2008, the Board of Directors determined that all long-term incentive awards for 2009 would be comprised solely of restricted stock. The long-term equity incentive award target grant for each Named Executive officer was generally set in accordance with the 50th percentile of the Peer Group, with adjustments based upon individual and corporate performance. The long-term incentive target amounts established in 2009 (as a percentage of each Named Executive Officer’s salary grade midpoint) are as follows: (1) 200% of base salary for Mr. Greig; (2) 100% for Messrs. Bichsel and Richgels; and (3) 70% for Messrs. Grescovich and Shoff. Actual restricted stock grants in 2009 varied from the guideline number of shares to individual executives based upon FirstMerit’s 2008 corporate performance and the Compensation Committee’s objective and subjective assessment of individual contributions to FirstMerit in 2008 and expected contributions in 2009 in the same manner as described above with respect to the establishment of individual restricted stock grants in 2008. In regards to the Named Executive Officers (excluding the CEO), the following discretionary award adjustments were made in 2009: (1) for Mr. Bichsel, an increase of 1,600 shares to reflect his excellent performance as Chief Financial Officer and for delivering FirstMerit’s yearly financial plan; (2) for Mr. Richgels, an increase of 1,600 shares to reflect his extensive leadership as Chief Credit Officer and for working to lower the Company’s net charge offs, as compared to its Peer Group; (3) for Mr. Grescovich, an increase of 1,800 shares to reflect continued growth in FirstMerit’s loan portfolio and commercial book; and (4) for Mr. Shoff, a decrease of 700 shares to reflect his solid performance and a shortfall in certain key initiatives.

Analysis of 2008 Executive Retirement Plan Adoptions and Modifications

During the course of 2008 and early 2009, management recommended and the Compensation Committee approved the adoption of certain new executive retirement plans. Specifically, during this period, the Compensation Committee adopted both the 2008 Excess Plan and the 2008 SERP. In addition, during this period, the Compensation Committee recommended and the Board of Directors approved the implementation of certain amendments to the SERP applicable to the CEO. It is the opinion of the Compensation Committee that such newly adopted executive retirement plans and amendments are consistent with it compensation philosophy and reflect an on-going effort by FirstMerit to implement measures to promote executive retention.

2008 Excess Plan

On December 10, 2008, FirstMerit adopted the 2008 Excess Plan, which became effective as of January 1, 2008. The 2008 Excess Plan is open to all FirstMerit employees who have a qualifying base salary and supplements the difference between the federal maximum limits on defined contribution plans ($230,000 in 2008) and the benefits provided under the profit sharing feature and Retirement Investment Plan of the FirstMerit 401(k) Plan. In determining to approve the implementation of the 2008 Excess Plan, the Compensation Committee determined that the 2008 Excess Plan was an appropriate mechanism to provide supplemental retirement benefits to certain executive officers that cannot be provided under the FirstMerit 401(k) Plan and that such plan was necessary in light of the fact that both the Pension Plan and original Excess Plan were closed to new participants on December 31, 2006. Additional information regarding the benefits provided by the 2008 Excess Plan can be found on page [  ] of this Proxy Statement.

2008 SERP

On October 3, 2008, FirstMerit adopted the 2008 SERP, which became effective as of January 1, 2008. The 2008 SERP provides a retirement income supplement to certain executive officers who are not permitted participate in the SERP because it has been closed to new participants. Specifically, under the 2008 SERP, FirstMerit maintains an account for each participant and makes an annual contribution to each participant’s account in an amount equal to 10% of the participant’s compensation for the portion of the plan year during which such participant was eligible to participate. In determining to approve the implementation of the 2008 SERP, the Compensation Committee determined that such a defined contribution supplemental retirement plan was necessary to provide similar benefits to executives of FirstMerit who are currently unable to participate in the SERP, which is a defined supplemental benefit retirement plan. No executive officer of FirstMerit may participate in both the SERP and 2008 SERP. Additional information regarding the benefits provided by the 2008 SERP can be found on page [  ] of this Proxy Statement.

SERP Amendments

In early 2008 and early 2009, the Compensation Committee recommended and the Board of Directors approved the adoption of two separate amendments to the SERP in order to modify the methodology for calculating the monthly retirement benefit payable to Mr. Greig. In January 2008, the Compensation Committee recommended and the Board of Directors approved an amendment to the SERP which modified the procedures for determining the “Attained Age” and “Years of Service” for Mr. Greig under the SERP to provide Mr. Greig with an additional three years of age and service toward the vesting and calculation of his SERP benefits, unless his employment is terminated for Cause (as such term is defined in Mr. Greig’s Amended and Restatement Employment Agreement). In considering this SERP enhancement, the Compensation Committee, with the assistance of Gough, determined that it was appropriate to provide Mr. Greig with SERP benefits similar to those provided to similarly situated executives within the financial industry and to promote executive retention, in light of FirstMerit’s financial performance in 2007, by accelerating the vesting of Mr. Greig’s retirement benefits. In addition, in January 2009, the Compensation Committee recommended and the Board of Directors approved a subsequent amendment to the SERP, to provide Mr. Greig with an additional three years of age and service (for a total of six additional years) toward the vesting and calculation of his SERP benefits, unless his employment is terminated for Cause. In determining to approve this subsequent amendment, the Compensation Committee determined that such enhancement was appropriate to compensate Mr. Greig for foregone benefits as a result of FirstMerit’s adoption of the Amended Change in Control Agreements and to promote executive retention, particularly in light of FirstMerit’s continued significant performance during 2008. It is the opinion of the Compensation Committee that adoption of these SERP amendments was consistent with FirstMerit’s overall compensation philosophy regarding the provision of retirement benefits and that such amendments were appropriate to address executive retention considerations.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with FirstMerit’s management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in FirstMerit’s Proxy Statement and Annual Report on Form 10-K.

In accordance with Section 111(b)(2) of EESA, the Compensation Committee hereby certifies: (1) that within 90 days of the Treasury’s purchase of FirstMerit securities pursuant to the Capital Purchase Program, the Compensation Committee has reviewed each incentive compensation arrangement with respect to FirstMerit’s SEOs with the Company’s senior risk officers, or other personnel acting in a similar capacity, to ensure that FirstMerit senior executive officers are not encouraged to take unnecessary and excessive risks that could threaten the value of FirstMerit; and (2) that the Compensation Committee has undertaken an annual review of each incentive compensation arrangement with respect to FirstMerit’s SEOs with the Company’s senior risk officers, or other personnel acting in a similar capacity, to ensure that FirstMerit senior executive officers are not encouraged to take unnecessary and excessive risks that could threaten the value of FirstMerit.

R. Cary Blair (Chairman) J. Michael Hochschwender Richard N. Seaman	Terry L. Haines Clifford J. Isroff

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee of FirstMerit or any of its subsidiaries or formerly an officer of the Company or any of its subsidiaries. None of such Directors had any business or financial relationship with FirstMerit requiring disclosure in this Proxy Statement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its subsidiaries to or on behalf of its Named Executive Officers. The table shows the compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of FirstMerit determined as of the end of the fiscal year.

Summary Compensation Table

							Change in Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred	All Other
Name and				Stock	Option	Incentive Plan	Compensation	Compensation		Total
Principal Position	Year	Salary($)(1)	Bonus($)(2)	Awards($)(3)	Awards($)(4)	Compensation($)(5)	Earnings($)(6)	($)		($)

Paul G. Greig	2008	$708,509	$250,000	$1,279,042	$67,961	$758,352	$1,174,930	$362,734	(7)	$4,601,529
Chairman, President and	2007	$677,272	$0	$707,460	$67,775	$1,033,556	$339,565	$183,333		$3,008,961
Chief Executive Officer	2006	$404,169	$620,000	$275,786	$42,151	$0	$114,370	$749,248		$2,205,723
Terrence E. Bichsel	2008	$333,075	$49,236	$177,909	$0	$194,764	$364,987	$70,393	(8)	$1,190,364
Exec. V.P. and	2007	$316,725	$43,423	$48,483	$0	$206,577	$129,146	$47,135		$791,489
Chief Financial Officer	2006	$309,000	$90,000	$223,376	$83,379	$0	$197,893	$37,590		$941,238
William P. Richgels	2008	$334,750	$49,236	$0	$0	$194,764	$455,717	$102,084	(9)	$1,136,551
Exec. V.P. and	2007	$216,667	$190,500	$44,146	$10,065	$152,000	$428,056	$165,950	(10)	$1,207,383
Chief Credit Officer
Mark J. Grescovich	2008	$288,400	$50,986	$156,693	$12,186	$149,014	$97,717	$56,113	(11)	$811,110
Exec. V.P., Commercial	2007	$272,500	$56,920	$89,340	$12,153	$178,080	$67,065	$33,079		$709,138
	2006	$245,000	$100,000	$55,571	$11,615	$19,500	$82,654	$32,373		$546,713
Larry A. Shoff	2008	$273,300	$36,221	$112,255	$12,186	$143,779	$62,134	$39,284	(12)	$679,159
Exec. V.P. and Chief Technology Officer

(1)	The salary includes amounts earned and the deferred portion of salary under the 401(k) Plan or Executive Deferred Plan.

(2)	The Bonus column sets forth the amounts paid to the Named Executive Officer as discretionary increases to their incentive compensation award as recommended by the CEO and approved by the Compensation Committee, or in the case of the CEO, recommended by the Compensation Committee and approved by the Board of Directors.

(3)	The stock awards include amounts expensed for restricted stock awards granted in the applicable years. For assumptions related to the valuation of stock awards, see Note 13 to FirstMerit’s financial statements in the Company’s Annual Report on Form 10-K.

(4)	The option awards include amounts expensed in the applicable years for stock option awards. For assumptions related to the valuation of stock options, see Note 13 to FirstMerit’s financial statements in the Company’s Annual Report on Form 10-K.

(5)	The non-equity incentive plan compensation includes amounts earned under the ICP as a result of achieving the goals specified for the designated year.

(6)	The amounts in this column reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by FirstMerit, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements, and includes amounts which the Named Executive Officer may not currently be entitled to received because such amounts are not vested.

(7)	For Mr. Greig, amount includes $208,348 for dividends or dividend equivalents on restricted stock, $27,542 for tax gross-ups, $24,213 related to life insurance premiums paid by FirstMerit, $12,381 for reimbursement of legal fees, $10,350 for the Company’s match to the 401(k) Plan and $11,500 for FirstMerit’s contribution pursuant to the Retirement Investment Plan and profit sharing feature of the 401(k) Plan. Amount also includes premiums paid by FirstMerit on behalf of Mr. Greig for executive long-term disability insurance and executive accidental death and dismemberment insurance, as well as amounts reimbursed to Mr. Greig for country club dues, tax preparation fees and for an executive physical examination.

(8)	For Mr. Bichsel, amount includes $35,371 for dividend or dividend equivalents on restricted stock, $10,972 related to life insurance premiums paid by FirstMerit and $10,350 for the Company’s match to the 401(k) Plan. Amount also includes premiums paid by FirstMerit on behalf of Mr. Bichsel for executive long-term disability insurance and executive accidental death and dismemberment insurance, amounts contributed pursuant to the profit sharing feature of the

401(k) Plan, tax gross-up payments made to Mr. Bichsel by the Company, as well as amounts reimbursed to Mr. Bichsel for tax preparation fees.

(9)	For Mr. Richgels, amount includes $33,739 for dividend or dividend equivalents on restricted stock, $14,600 related to life insurance premiums paid by FirstMerit, $10,350 for the Company’s match to the 401(k) Plan and $11,500 for FirstMerit’s contribution pursuant to the Retirement Investment Plan and profit sharing feature of the 401(k) Plan. Amount also includes premiums paid by FirstMerit on behalf of Mr. Richgels for executive long-term disability insurance and executive accidental death and dismemberment insurance, the allocated portion of FirstMerit’s corporate country club memberships attributable to Mr. Richgels, tax gross-up payments made to Mr. Richgels by the Company, as well as amounts reimbursed to Mr. Richgels for tax preparation fees and for an executive physical examination.

(10)	Amount includes an additional $77,371 in relocation expenses that were provided to Mr. Richgels in 2007 but not determined until 2008. Specifically, such additional $77,371 reflects the loss incurred by FirstMerit upon the final disposition of Mr. Richgels’ former home, which was purchased and disclosed by the Company in 2007 but not sold until 2008.

(11)	For Mr. Grescovich, amount includes $21,439 for dividend or dividend equivalents on restricted stock and $10,350 for FirstMerit’s match to the 401(k) Plan. Amount also includes premiums paid by FirstMerit on behalf of Mr. Grescovich for executive life insurance, executive long-term disability insurance and executive accidental death and dismemberment insurance, amounts contributed pursuant to the profit sharing feature of the 401(k) Plan, the allocated portion of FirstMerit’s corporate country club memberships attributable to Mr. Grescovich, tax gross-up payments made to Mr. Grescovich by the Company, as well as amounts reimbursed to Mr. Grescovich for tax preparation fees.

(12)	For Mr. Shoff, amount includes $13,723 for dividend or dividend equivalents on restricted stock. Amount also includes premiums paid by FirstMerit on behalf of Mr. Shoff for executive life insurance, executive long-term disability insurance and executive accidental death and dismemberment insurance, amounts contributed pursuant to the profit sharing feature of the 401(k) Plan, tax gross-up payments made to Mr. Shoff by the Company, as well as amounts reimbursed to Mr. Shoff for tax preparation fees.

Grants of Plan Based Awards

					All Other		All Other
					Stock		Option
					Awards:		Awards:
					Number		Number of	Exercise or	Grant Date
		Estimated Possible Payouts Under			of Shares		Securities	Base Price of	Fair Value of
		Non-Equity Incentive Plan Awards			of Stock		Underlying	Option	Stock Awards
		Threshold	Target	Maximum	or Units		Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)		(#)	($/Shr)	Awards ($)

Paul G. Greig	02/21/2008	—	—	—	80,361	(1)	—	$—	$1,599,988	(1)
	02/29/2008	178,750	715,000	1,251,250	—		—	—	—
Terrence E. Bichsel	02/21/2008	—	—	—	19,085	(1)	—	—	$379,982	(1)
	02/29/2008	50,700	202,800	338,000	—		—	—	—
William P. Richgels	02/21/2008	—	—	—	19,085	(1)	—	—	$379,982	(1)
	02/29/2008	50,700	202,800	338,000	—		—	—	—
Mark J. Grescovich	02/21/2008	—	—	—	11,150	(1)	—	—	$221,997	(1)
	02/29/2008	40,768	160,160	262,080	—		—	—
Larry A. Shoff	02/21/2008	—	—	—	5,022	(1)	—	—	$99,988	(1)
	02/29/2008	38,542	151,415	247,770	—		—	—	—

(1)	Award of restricted stock which vests ratably on the first three anniversaries of the award grant date. The grant date fair value of such awards is equal to the closing price of FirstMerit’s Common Shares on the date of grant, which was $19.91 per share.

2008 Named Executive Officer Compensation Components

Base Salary

For each Named Executive Officer, the Compensation Committee reviews base salary levels annually, and seeks to adjust executive officer salaries based upon outstanding individual performance and FirstMerit’s overall compensation philosophy of providing a base salary opportunity at the Peer Group median salary level. In reviewing executive officer salaries in 2008, the Compensation Committee established a general 3% merit pool from which to provide base salary increases. For all executive officers who directly report to the CEO, Mr. Greig evaluated the individual performance of each executive officer and presented base salary recommendations for Compensation Committee approval. Upon receiving Mr. Greig’s recommendations, the Compensation Committee reviewed the proposed base salary adjustments and evaluated such adjustments in light of

FirstMerit’s overall executive compensation policy. In regards to the CEO, during 2008 the Compensation Committee undertook a separate evaluation of Mr. Greig to determine whether a base salary adjustment was appropriate. In undertaking its evaluation of Mr. Greig, the Compensation Committee evaluated Mr. Greig based upon the individual performance factors described above as well as FirstMerit’s overall financial performance in 2008. Thereafter, the Compensation Committee presented its performance evaluation of Mr. Greig to the full Board who recommended that Mr. Greig receive a base salary increase for 2008.

As disclosed in the Compensation Discussion and Analysis on page [  ] of this Proxy Statement, the Compensation Committee approved base salary increases for each of the Named Executive Officers in 2008. Consistent with historic practice, all executive officer evaluations occurred during February 2008 and all base salary adjustments became effective as of April 1, 2008. FirstMerit does not have a policy of retroactively applying base salary increases to the beginning of the calendar year. The base salaries paid in 2008 to the Named Executive Officers are reflected in the Salary Column of the Summary Compensation Table.

Executive Cash Incentive Plan

FirstMerit’s ICP awards cash payment at the end of each fiscal year to approximately 37 employees of the Company and its subsidiaries based upon the achievement of corporate and strategic goals established at the beginning of each year and adjusted for individual performance. Corporate, line-of-business and strategic goals are established by the Compensation Committee and the Board of Directors. For 2008, the Board of Directors approved the following corporate performance measures for the ICP: (1) Credit Quality; (2) Revenue; (3) Net Income; and (4) Efficiency Ratio. The target level established for each metric is FirstMerit’s budget, which is based on management’s forecasted performance for the Company. For corporate performance falling in between the threshold, target and maximum performance levels, FirstMerit awards ICP amounts on an interpolated basis.

Upon the conclusion of 2008, the Compensation Committee evaluated actual corporate performance relative to the established ICP performance metrics and determined the formulaic ICP award payments. Thereafter, individual performance adjustments were proposed by the CEO and approved by the Compensation Committee. In regards to the CEO, the Compensation Committee undertook a separate performance evaluation of Mr. Greig and presented its award recommendation to the Board of Directors for approval. For a detailed overview and discussion of FirstMerit’s ICP in 2008, see page [  ] of this Proxy Statement. Formulaic ICP awards paid in 2008 to the Named Executive Officers are reflected in the Non-Equity Compensation Column of the Summary Compensation Table. Discretionary ICP awards approved by the CEO, Compensation Committee and Board of Directors are reflected in the Bonus Column of the Summary Compensation Table.

Long-Term Equity Awards

On February 21, 2008, the Board of Directors issued long-term incentive awards of restricted stock to approximately 38 executive officers of FirstMerit. In general, long-term equity incentive award target grants to FirstMerit’s Named Executive Officers are determined annually by the Compensation Committee and are generally set in accordance with the 50th percentile of the Peer Group, with adjustments based upon individual and corporate performance. Consistent with historic practice, long-term incentive target amounts are established annually as a percentage of each Named Executive Officer’s salary grade midpoint (for 2008, 200% of base salary for Mr. Greig, 80% for Messrs. Bichsel and Richgels and 70% for Messrs. Grescovich and Shoff). The long-term equity awards issued during 2008 to the Named Executive Officers of FirstMerit are reflected in the All Other Stock Awards Column of the Grants of Plan Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying		Option		Units of		Stock That
	Unexercised	Unexercised		Exercise	Option	Stock That		Have Not
	Options	Options		Price	Expiration	Have Not		Vested
Name	(#) Exercisable	(#) Unexercisable		($)	Date	Vested (#)		($)(1)

Paul G. Greig	—	—		—	—	80,361	(2)	$1,654,633
	—	—		—	—	58,000	(3)	$1,194,220
	—	—		—	—	36,666	(4)	$754,953
	33,333	16,667	(5)	$23.23	05/18/2016	—		—
Terrence E. Bichsel	—	—		—	—	19,085	(2)	$392,960
	—	—		—	—	6,733	(4)	$138,632
	—	—		—	—	3,066	(6)	$63,129
	12,000	0		$25.69	09/16/2009	—		—
	24,000	0		$25.69	09/16/2009	—		—
	44,800	0		$25.88	01/18/2011	—		—
	36,000	0		$27.06	02/21/2012	—		—
	36,300	0		$19.96	02/20/2013	—		—
	50,000	0		$26.42	02/19/2014	—		—
	50,000	0		$26.79	02/17/2015	—		—
	10,467	5,233	(6)	$24.28	04/19/2016	—		—
William P. Richgels	—	—		—	—	19,085	(2)	$392,960
	—	—		—	—	10,000	(7)	$205,900
	5,000	10,000	(8)	$21.60	05/12/2017	—		—
Mark J. Grescovich	—	—		—	—	11,150	(2)	$229,579
	—	—		—	—	4,666	(4)	$96,073
	—	—		—	—	1,666	(6)	$34,303
	2,200	0		$27.13	03/18/2009	—		—
	2,000	0		$26.19	02/15/2011	—		—
	3,000	0		$27.06	02/21/2012	—		—
	7,500	0		$28.50	05/16/2012	—		—
	5,416	0		$19.96	02/20/2013	—		—
	31,300	0		$26.42	02/19/2014	—		—
	35,000	0		$26.79	02/17/2015	—		—
	5,667	2,833	(6)	$24.28	04/19/2016	—		—
Larry A. Shoff	—	—		—	—	5,022	(2)	$103,403
	—	—		—	—	4,200	(4)	$86,478
	—	—		—	—	1,666	(6)	$34,303
	12,000	0		$25.69	09/16/2009	—		—
	24,000	0		$25.69	09/16/2009	—		—
	41,000	0		$25.88	01/18/2011	—		—
	20,000	0		$27.06	02/21/2012	—		—
	36,300	0		$19.96	02/20/2013	—		—
	31,300	0		$26.42	02/19/2014	—		—
	29,800	0		$26.79	02/17/2015	—		—
	5,667	2,833	(6)	$24.28	04/19/2016	—		—

(1)	Market value computed using $20.59, the closing share price of FirstMerit’s Common Shares on December 31, 2008.

(2)	Award of restricted shares, one-third of which vest on each of February 21, 2009, 2010 and 2011.

(3)	Award of restricted shares, all of which vest on May 31, 2009.

(4)	Award of restricted shares, one-half of which vest on each of April 18, 2009 and 2010.

(5)	Award of stock options, all of which vest on May 31, 2009.

(6)	Awards of restricted shares and stock options, all of which vest on April 19, 2009.

(7)	Award of restricted shares, all of which vest on May 21, 2010.

(8)	Award of stock options, one-half of which vest on each of May 21, 2009 and 2010.

Option Exercises /Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Paul G. Greig	0	$0	18,334	$383,914
Terrence E. Bichsel	0	$0	6,434	$134,728
William P. Richgels	0	$0	0	$0
Mark J. Grescovich	0	$0	6,001	$124,221
Larry A. Shoff	0	$0	3,767	$78,881

Pension Benefits

The following table sets forth the number of years of credited service, an estimate of the present value of accumulated benefits and payments made during the last fiscal year, if any, for each of the Named Executive Officers with respect to the Pension Plan, Excess Plan and SERP.

				Present Value of
		Number of Years		Accumulated
Name	Plan Name	Credited Service (#)		Benefits ($)(1)(2)

Paul G. Greig	Pension Plan	.72		$6,622
	Excess Plan	.72		$12,943
	SERP	6.00	(2)	$1,545,013	(2)
Terrence E. Bichsel	Pension Plan	9.00		$207,489
	Excess Plan	9.00		$90,433
	SERP	9.00		$762,525
William P. Richgels	Pension Plan	0		$0
	Excess Plan	0		$0
	SERP	2.00		$883,773
Mark J. Grescovich	Pension Plan	14.00		$128,506
	Excess Plan	14.00		$24,724
	SERP	6.00		$246,655
Larry A. Shoff	Pension Plan	9.00		$129,208
	Excess Plan	9.00		$23,858
	SERP	9.00		$469,375

(1)	Present Value of Accumulated Benefit is based on a pre-retirement discount rate of 6.87%. Benefits were assumed to be paid as a lump sum at the earliest retirement age in each plan (age 65). Lump sum present values were based on postretirement discount segment rates of 4.52%, 4.60%, 4.82% and 4.91% and the postretirement mortality table specified in Section 417(e) of the Code. Benefits earned prior to June 2004 in the Pension Plan and Excess Plan are available in a lump sum form of payment at retirement.

(2)	Amount does not reflect the additional years of service credited to Mr. Greig pursuant to the January 8, 2009 SERP amendments.

Executive Retirement Plans

FirstMerit sponsors the following five executive retirement plans: (1) the Pension Plan; (2) the Excess Plan; (3) the 2008 Excess Plan; (4) the SERP; and (5) the 2008 SERP.

Pension Plan

Pension benefits at normal retirement age 65 are based on the average base salary and commissions (exclusive of bonuses and overtime, if either exists, and not exceeding $230,000 in 2008) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal: (1) the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service prior to January 1, 2005, up to 40 years, plus 0.55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service earned prior to January 1, 2005, up to 35 years; and (2) the sum of one percent of such average base salary multiplied by the number of years of credited service earned after January 1, 2005, up to 40 years (including years of service earned prior to January 1, 2005). “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age. Final average earnings are based upon the average of the four highest-paid consecutive calendar years of compensation out of the last ten years worked. Final average earnings are based on base salary and do not include overtime, bonuses, equity awards or other incentive compensation. Compensation recognized under the plan is limited based on the limits of Section 401(a)(17) of the Code.

Employees are eligible to participate in the Pension Plan after attaining age 21 and working one year of at least 1,000 hours. Employees become fully vested in their benefits upon the completion of five years of participating service, and the benefit is payable to them on an unreduced basis at age 65 (normal retirement).

The Pension Plan offers several optional forms of payment, including 5, 10, and 15 year certain or life annuities and 50%, 66 2/3%, 75% and 100% joint and survivor annuities. Benefits earned prior to June 30, 2004 are also eligible to be taken as a lump sum distribution at retirement. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula above. Employees are eligible to commence early retirement benefits at age 55 with 15 years of service. For participants with 25 or more years of service at retirement, the normal retirement benefit is reduced 3% annually for each year prior to age 65. For participants with less than 25 years of service at retirement, the normal retirement benefit is reduced 3% for each year retirement is taken prior to age 65 but after age 62, and 5% annually if retirement is taken prior to age 62. During 2008, none of the Named Executive Officers was eligible to take early retirement under the Pension Plan.

Effective January 1, 2007, benefit accruals under the Pension Plan ceased for employees with less than five years of service as of December 31, 2006.

Excess Plan

The Excess Plan provides a benefit to employees for that portion of the Pension Plan benefit which cannot be paid from the Pension Plan due to the pay and benefit amount limitations under the Code. The provisions of the Excess Plan are the same as the Pension Plan, and benefits payable under the Excess Plan are reduced by any benefits payable from the Pension Plan. Effective January 1, 2007, benefit accruals under the Excess Plan ceased for non-vested employees as of December 31, 2006.

2008 Excess Plan

On December 10, 2008, FirstMerit adopted the 2008 Excess Plan, which became effective as of January 1, 2008. The 2008 Excess Plan is an unfunded arrangement designed for any employee earning more than the IRS defined annual compensation limit ($230,000 in 2008). Eligible employees become participants under the 2008 Excess Plan in the first plan year (a “Plan Year”) during which the eligible employee can participant in the FirstMerit 401(k) Plan and the eligible employee’s benefits under the profit sharing feature and/or the Retirement Investment Plan are affected by the limitations set forth in Section 401(a)(17) of the Code. Currently, the Named Executive Officers of FirstMerit are all participants in the 2008 Excess Plan.

Pursuant to the 2008 Excess Plan, FirstMerit will maintain an account for each participant. With respect to each Plan Year, FirstMerit will make a deemed contribution to each participant’s account in an amount equal to the excess, if any, of: (1) the maximum profit sharing and/or Retirement Investment Plan amount that could have been credited to an account for the participant’s benefit for the Plan Year under the FirstMerit 401(k) Plan if the limitations under Section 401(a)(17) of the Code were not applied; minus (b) the actual profit sharing and/or Retirement Investment Plan amount which was actually credited to the participant’s account for such Plan Year under the FirstMerit 401(k) Plan. In addition, FirstMerit reserves the right to issue discretionary contributions to the account of one or more participants as may be determined by the Company’s Board of Directors. A participant will be vested in all 2008 Excess Plan contributions and all discretionary contributions in the same percentage as the participant is vested in profit sharing and Retirement Investment Plan accounts contributions under the FirstMerit 401(k) Plan. In addition, a participant will become 100% vested upon the earliest to occur of: (1) a determination that the participant is Disabled prior to the participant’s Separation from Service; (2) the participant’s Separation from Service due to his or her death; or (3) the participant’s Separation from Service by the Company without Cause or by the participant for Good Reason, in each case, within two years following a Change in Control (as such terms are defined in the 2008 Excess Plan). Any amounts credited to a participant’s account that are not vested at the time of a participant’s Separation from Service will be forfeited.

Except as otherwise provided, a participant in the 2008 Excess Plan will receive a distribution in cash equal to the value of the vested portion of their account within 90 days following their Separation from Service with FirstMerit. Each participant may elect to receive their vested distributions either in a single lump sum payment or in ten equal annual installments. Notwithstanding anything in the 2008 Excess Plan to the contrary, if a participant incurs a Separation from Service by FirstMerit for Cause, all amounts credited to the participant’s account (whether or not vested) will be forfeited as of the date of such Separation from Service. Participants agree not to compete with the Company for a period of three years following their Separation from Service. In addition, each participant agrees that in the event of a violation of such non-competition provision, such participant may be required to repay FirstMerit an amount equal to all distributions received by the participant and to forfeit any amounts credited to their account.

SERP

The intent of the SERP is to provide executives with a monthly retirement benefit equal to 50% of their average earnings after accounting for all other employer-provided sources of retirement income. The first step in calculating the benefit payable to a SERP participant at retirement is to determine the Target Benefit:

Target Benefit: 50% of Average Total Monthly Earnings (average of the highest three out of the last five years). The Target Benefit is reduced by 3% for each year the participant’s attained age is less than age 65 (i.e., the Target Benefit is multiplied by .91 for an executive retiring at age 62).

Once the Target Benefit has been calculated, it is then offset for retirement benefits provided from other sources, including benefits from other FirstMerit retirement plans, benefits provided from prior employers’ retirement plans, and 50% of the benefit provided from Social Security (since FirstMerit and the employee each pay 50% of the required Social Security tax).

The SERP benefit is calculated as follows:

•	Target Benefit (as defined above, after reduction for early commencement); less

•	Monthly benefit payable from the Qualified Pension Plan (reduced for early commencement); less

•	Monthly benefit payable from the Excess Plan (reduced for early commencement); less

•	Monthly benefits payable from prior employer defined benefit plans (reduced for early commencement); less

•	Actuarial equivalent monthly payments from prior employer defined contribution plan account balances (rolled forward with 6.5% earnings, if actual earnings are not available); less

•	FirstMerit matching contributions to the FirstMerit 401(k) Plan since January 1, 2001, converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Profit Sharing Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Retirement Investment Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	50% of Primary Social Security monthly benefit.

Finally, the benefit resulting from the above calculation is multiplied by a Vesting Percentage based on the executive’s length of service in the SERP. The Vesting Percentage is determined as follows:

•	Vesting Percentage = Vesting Service divided by 10.

•	If termination is on or after age 55, the minimum Vesting Percentage is 50% at age 55 and increases by 10% on each anniversary date thereafter.

Benefits earned after December 31, 2004 in the SERP are payable as a lump sum or as an annuity based on an election that was submitted in 2005 in order to comply with Section 409A of the Code. Benefits earned on or before December 31, 2004 are payable in a life annuity or 5, 10, or 15 year certain or life annuities, and 50%, 66 2/3% and 100% joint and survivor annuities, and can be taken as a lump sum distribution. Prior to 2001, the Target Benefit in the SERP was based on 65% of base pay. If this formula would yield a higher benefit for any executive who was a participant in the SERP as of December 31, 2000, this benefit would be payable as a minimum benefit. Executives are eligible to commence early retirement benefits in the SERP at age 55 with 5 years of service. As described above, the 50% Target Benefit in the SERP is reduced by 3% per year prior to age 65. The SERP was closed to all non-participating executives as of December 31, 2007.

2008 SERP

On October 3, 2008, FirstMerit adopted the 2008 SERP, which became effective as of January 1, 2008. The 2008 SERP is a nonqualified defined benefit plan designed for a select group of highly compensated employees, serving in executive tier positions, who are not eligible to participate in the closed SERP. Eligible employees shall become participants under the 2008 SERP upon designation by the Compensation Committee. Currently, the Named Executive Officers of FirstMerit are all participating in the SERP and are not, therefore, eligible to participate in the 2008 SERP.

Pursuant to the 2008 SERP, FirstMerit will maintain an account for each participant and will make an annual contribution to each participant’s account in an amount equal to ten percent of the participant’s compensation for the portion of the plan year during which such participant was eligible to participate in the 2008 SERP. Except as otherwise determined by the Compensation Committee, each participant shall become 100% vested in their participant account upon the completion of at least 1,000 hours of service in three consecutive plan years. However, in accordance with the accelerated vesting provisions of the 2008 SERP, participants shall also become 100% vested upon the earliest occurrence of: (1) the participant’s death; (2) a determination that the participant is Disabled prior to their Separation from Service; or (3) termination of the participant by the Company Without Cause or the voluntary resignation of the participant for Good Reason, in each case, within two years following a Change in Control (as such terms are defined in the 2008 SERP). All amounts credited to a participant’s account that are not vested at the time of the participant’s Separation from Service shall be forfeited. Except as otherwise provided, participants in the 2008 SERP will receive a distribution in cash equal to the value of the vested portion of their account within 90 days following their Separation from Service with FirstMerit. Under the 2008 SERP, each participant may elect to receive their vested distributions either in a single lump sum payment or in ten equal annual installments.

In the event that FirstMerit terminates a participant For Cause (as such term is defined in the 2008 SERP), such participant shall forfeit all amounts credited to their account (whether vested or unvested) as of the date of their Separation from Service. Under the terms of the 2008 SERP, participants agree not to compete with FirstMerit for a period of three years following their Separation from Service. Additionally, each participant agrees that in the event of a violation of such non-competition provision, such participant will be required to repay FirstMerit an amount equal to all distributions received by the participant and will forfeit any amounts credited to their account.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Balance at
	Last FY	Last FY	Last FY	Last FYE
Name	($)(1)	($)(2)	($)(1)	($)(1)

Paul G. Greig	$0	$0	$0	$0
Terrence E. Bichsel(3)	$236,980	$0	$73,311	$703,078
William P. Richgels	$0	$0	$0	$0
Mark J. Grescovich	$0	$0	$0	$0
Larry A. Shoff	$0	$0	$0	$0

(1)	Executive contributions to the Executive Deferred Plan include salary deferred in 2008, and, where applicable, the bonus and incentive compensation earned in 2007 but paid in 2008. Bonus or incentive compensation earned in 2008 but not paid until 2009 is disclosed by footnote.

(2)	All earnings under the Executive Deferred Plan in 2008 are tied to the performance of Common Shares, are not above-market and are not included in the Summary Compensation Table.

(3)	Does not include $244,000 of incentive compensation earned in 2008 (and reflected in the Summary Compensation Table) but not paid or contributed to the Executive Deferred Plan until 2009.

Executive Deferred Compensation Plan

Under the Executive Deferred Plan, FirstMerit offers flexibility to certain key employees in regards to the form and timing of compensation payment by providing participating executives the opportunity to defer a portion of their annual base and ICP compensation, if any, and invest in the Company’s Common Shares. Under the Executive Deferred Plan, base salary up to 90% and incentive payments up to 100% can each be deferred in 1% increments up to 100%. Executives electing to participate in the Executive Deferred Plan have the option of investing deferred compensation into a stock account and/or asset account (effective January 1, 2009), both of which are maintained by the Company in the name of each participant.

If a participating executive chooses to establish a stock account, FirstMerit will maintain a stock account in the name of each participant and credit such account with stock credits equal to the number of Common Shares that could have been purchased with the amount of any deferred compensation, at the closing price of Common Shares on the day as of which the stock account is credited. In addition, the stock account is credited with any dividends paid on Common Shares. Participants are 100% vested in their stock account at all times.

Effective January 1, 2009, participants in the Executive Deferred Plan may elect to establish an annual asset account, which will be maintained by FirstMerit in the name of each participant. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Executive Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time-to-time in their sole discretion. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset account at all times.

For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in up to 120 monthly installments. For deferrals on or after January 1, 2005, distribution of a participant’s stock and/or asset account may be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in their stock and/or asset account in up to ten annual installments. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment, provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive an in-service distribution of his or her annual deferrals, provided the election is made at the time the deferral election and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole Common Shares, while distributions from a participant’s asset account will be made in cash.

Employment Agreements

On May 15, 2006, the Company entered into an employment agreement with Paul G. Greig (the “Greig Agreement”) to retain him as its President and Chief Executive Officer, which was subsequently amended on January 17, 2008 and January 8, 2009. As amended, the term of the Greig Agreement ends on May 31, 2009; provided, however, that if neither the Company nor Mr. Greig has delivered written notice on or before June 1, 2008 of an intent not to renew the Greig Agreement, the Greig Agreement will continue for additional one year periods (“Additional One-Year Terms”) unless either party delivers a written notice of an intent not to renew the Greig Agreement at least 12 months before the beginning of the then current Additional One-Year Term.

As amended, the Greig Agreement provides for a base salary of $689,037.36, which may be increased during the term at the discretion of the Board of Directors. Mr. Greig is also entitled to participate in any long-term or short-term cash bonus program that the Company adopts or maintains for its senior executives and shall be assigned a target bonus of no less than 100 percent of his base salary, with the payment conditions for such bonus established by the Board of Directors. Additionally, Mr. Greig is entitled to participate in the health, welfare and retirement benefit programs provided to the Company’s senior executives and is entitled to reimbursement for one country club membership. Furthermore, Mr. Greig is entitled to reimbursement each year for the annual premiums he incurs for a variable, whole life insurance policy with a face value of $1,500,000 and is entitled to a distribution of 40 percent of the amount of any premiums taxable to him on account of such policy. The Company also reimbursed Mr. Greig for reasonable relocation expenses.

For a period of 24 full calendar months after Mr. Greig’s employment terminates for any reason (or 12 full calendar months after termination pursuant to either FirstMerit or Mr. Greig delivering a notice of intent not to renew the Greig Agreement), he will not directly or indirectly engage in any business that competes with the Company or its affiliates in any state where the Company or its affiliates have an office or branch during the term of the Greig Agreement and any contiguous state thereto. In addition, Mr. Greig is prohibited during the same time periods from soliciting, influencing or inducing any employee of the Company or its affiliates to leave their employment.

If the Greig Agreement is terminated by the Company without Cause or by Mr. Greig for Good Reason, Mr. Greig will be entitled to certain severance payments and other benefits (as such terms are defined hereafter). Under the Greig Agreement, “Cause” is defined generally as: (1) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets of the Company; (2) conviction of Mr. Greig of a felony or intentional and repeated violations by Mr. Greig of the Company’s written policies or procedures; (3) unauthorized disclosure of certain Company confidential information; (4) intentional and material breach of any contract with, or violation of any legal obligation owed to, the Company; (5) willful and intentional failure by Mr. Greig to materially comply (to the best of his ability) with a specific, written direction of the Board; (6) willful engagement in gross misconduct which is injurious to the Company; (7) Mr. Greig’s material breach of the Greig Agreement; or (8) any intentional cooperation with any party attempting to effect a change in control of the Company unless the Board has approved or ratified that action before such change in control or if such cooperation is required by law. Under the Greig Agreement, “Good Reason” is defined generally as: (i) any breach of the Greig Agreement by or on behalf of the Company; (ii) a reduction in Mr. Greig’s title, duties, responsibilities or status; (iii) the assignment to Mr. Greig of duties that are inconsistent with his office; (iv) the modification of his reporting responsibilities; (v) certain involuntary reductions in base salary; (vi) relocation to an office more than 50 miles distant from Akron, Ohio; (vii) involuntary discontinuance of Mr. Greig’s participation in any Company benefit plan unless the plan is discontinued equally to all participants; (viii) any termination of employment or discontinuation of benefits during any period that Mr. Greig is unable to perform his duties due to a disability but before the end of the disability determination period; (ix) an unsuccessful attempt by the Company to terminate Mr. Greig for Cause or any attempted termination that is not effected pursuant to the required notice; or (x) the Company fails to obtain an assumption of its obligations under the Greig Agreement by any successor.

Executive Agreements

Change in Control Agreements

To promote stability among certain key officers, the Board of Directors has authorized FirstMerit to execute the Amended Change in Control Agreements with certain executive officers of the Company, including each of the Named Executive Officers. Pursuant to the terms of the Amended Change in Control Agreements, covered executive officers are provided with certain benefits upon the occurrence of: (1) a Change in Control (as defined in the Amended Change in Control Agreements); and (2) certain termination events following a Change in Control. In the event of a Change in Control, whether or not resulting in termination, covered executives are provided with the automatic vesting of all outstanding equity awards and certain executives (excluding Mr. Greig) are credited with 24 additional months of service, age and earnings in connection with calculating benefits under either the SERP or 2008 SERP. However, notwithstanding the foregoing, in the event that a covered executive is subsequently terminated for Cause (as defined in the Amended Change in Control Agreements), such executive will not be entitled to benefits under the Amended Change in Control Agreements.

If a Change in Control has occurred and during the Protection Period a covered executive’s employment is terminated: (1) by FirstMerit other than for Cause, Disability or death; or (2) by the executive for Good Reason (as such terms are defined in the Amended Change in Control Agreements), covered executives are generally provided with base salary, incentive compensation (at the “target” or higher level) and medical, life and accidental death and dismemberment insurance for a designated period following termination. In regards to base salary and incentive compensation, such executive officer shall be entitled to an amount payable in one lump sum equal to the Named Executive Officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the Change in Control) multiplied by a specific variable. Mr. Greig has a multiple of 3.0, Messrs. Richgels and Bichsel have multiples of 2.5 and all other Named Executive Officers have a multiple of 2.0. Each Named Executive Officer is also entitled to receive an amount equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same number. Finally, each Named Executive Officer also receives benefits for a period after termination corresponding with their specific multiple (i.e. 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.), which must include medical and life insurance benefits identical to those in effect just before the Change in Control.

Other than for Mr. Greig, total compensation and benefits provided by the Amended Change in Control Agreements must be less than federal regulations which constitute a golden parachute (currently 299% of previous five year income average), as provided by Section 280G of the Code. In the event that compensation received by Mr. Greig does exceed the threshold imposed by Section 280G of the Code, Mr. Greig shall be entitled to a “full gross up” in an amount sufficient to ensure that, after payment of taxes, Mr. Greig will retain an after tax amount equal to the amount he would have retained had no tax arisen under Section 4999 of the Code; provided, however, that this provision shall be ineffective during the time in which FirstMerit equity securities are outstanding under the Capital Purchase Program. In return for the benefits provided, covered executives agree to abide by certain confidentiality, cooperation and disclosure obligations in regards to the Company during a potential Change in Control situation, and in the case of executives other than Mr. Greig, certain non-competition provisions for a period of one (1) year if: (1) the executive voluntarily terminates their employment for Good Reason following a Change in Control: or (2) the Company terminates the executive other than for Cause, Disability or death following a Change in Control.

Displacement Agreements

In addition to the Amended Change in Control Agreements, FirstMerit has executed the Displacement Agreements with certain executive officers of the Company, including each of the Named Executive Officers. The Displacement Agreements each provide that if there is a merger, acquisition or like transaction that does not result or involve a change in control of FirstMerit (i.e., a “merger of equals”), and the Named Executive Officer is subsequently terminated during the term of his or her agreement, the officer will be entitled to receive certain benefits similar to those provided for a qualifying termination under the Amended Change in Control Agreements.

The tables below set forth a summary of the potential amounts payable to each Named Executive Officer, based upon the closing price of Common Shares effective for December 31, 2008 of $20.59, under the various termination scenarios, including those provided pursuant to the Amended Change in Control Agreements and Displacement Agreements. Additionally, for Mr. Greig, the only Named Executive Officer with an employment agreement, the table also provides an estimate of payments that would have been owed to him under the various termination provisions set forth in his employment agreement.

Potential Payments Upon Termination or Change in Control

For Paul G. Greig, Chairman, President and Chief Executive Officer

										CIC +
				Involuntary			Displacement			Involuntary
	Voluntary			Without			+ Involuntary		CIC +	Without
	Termination			Cause or			Without Cause		Involuntary	Cause or
	Without			Voluntary			or Voluntary	CIC +	Without	Voluntary
Compensation	Good		Involuntary	for Good			for Good	Involuntary	Good	for Good
Component	Reason(1)	Retirement(1)(2)	for Cause(1)	Reason(1)	Disability(3)	Death(4)	Reason(5)	for Cause(6)	Reason	Reason

Pension Plan	6,622	6,622	6,622	6,622	6,622	3,311	6,622	6,622	6,622	6,622
Excess Plan	12,943	12,943	12,943	12,943	12,943	6,472	12,943	12,943	12,943	12,943
SERP	6,583,223	6,583,223	1,550,061	6,583,223	6,583,223	6,583,223	7,553,462	1,550,061	7,553,462	7,553,462
Option Value	—	68,643	—	68,643	68,643	68,643	68,643	—	68,643	68,643
Life Insurance	37,102	37,102	37,102	37,102	37,102	1,500,000	37,102	37,102	37,102	37,102
Cash Severance (Base Salary)	—	—	—	2,125,528	—	—	2,125,528	—	—	2,125,528
Cash Severance (Bonus)	—	—	—	2,125,528	—	—	2,125,528	—	—	2,125,528
Restricted Stock/Unit Value	—	—	—	3,603,806	3,603,806	3,603,806	3,603,806	—	3,603,806	3,603,806
Health and Welfare Benefits	—	—	—	126,672	—	—	126,672	—	—	126,672
Outplacement	—	—	—	—	—	—	35,000	—	—	35,000
Excise Tax Forfeiture	—	—	—	—	—	—	(5,313,771)	—	(901,043)	(5,313,771)

Total Value	6,639,890	6,708,533	1,606,728	14,690,067	10,312,339	11,765,455	10,381,535	1,606,728	10,381,535	10,381,535

For Terrence E. Bichsel, Executive Vice President and Chief Financial Officer

					Displacement +			CIC +
					Involuntary			Involuntary
					Without Cause		CIC +	Without Cause
					or Voluntary	CIC +	Voluntary	or Voluntary
Compensation					for Good	Involuntary for	Without Good	for Good
Component	Termination(1)	Retirement(2)	Disability(3)	Death(4)	Reason(5)	Cause(6)	Reason	Reason

Pension Plan	207,489	207,489	207,489	103,745	207,489	207,489	207,489	207,489
Excess Plan	90,433	90,433	90,433	45,217	90,433	90,433	90,433	90,433
SERP	1,429,236	1,429,236	1,429,236	1,429,236	2,158,624	1,429,236	2,213,520	2,213,520
Nonqualified Deferred Comp Balance	703,078	703,078	703,078	703,078	703,078	703,078	703,078	703,078
Option Value	—	22,466	22,466	22,466	22,466	—	22,466	22,466
Life Insurance	55,019	55,019	55,019	500,000	55,019	55,019	55,019	55,019
Cash Severance (Base Salary)	—	—	—	—	832,688	—	—	832,688
Cash Severance (Bonus)	—	—	—	—	499,613	—	—	499,613
Restricted Stock/Unit Value	—	—	594,722	594,722	594,722	—	594,722	594,722
Health and Welfare Benefits	—	—	—	—	54,822	—	—	54,822
Outplacement	—	—	—	—	25,000	—	—	25,000
Excise Tax Forfeiture	—	—	—	—	(1,870,083)	—	(512,857)	(1,924,979)

Total Value	2,485,255	2,507,721	3,102,443	3,398,462	3,373,870	2,485,255	3,373,870	3,373,870

For William P. Richgels, Executive Vice President and Chief Credit Officer

					Displacement +			CIC +
					Involuntary			Involuntary
					Without Cause		CIC +	Without Cause
					or Voluntary	CIC +	Voluntary	or Voluntary
Compensation					for Good	Involuntary for	Without Good	for Good
Component	Termination(1)	Retirement(2)	Disability(3)	Death(4)	Reason(5)	Cause(6)	Reason	Reason

Pension Plan	—	—	—	—	—	—	—	—
Excess Plan	—	—	—	—	—	—	—	—
SERP	1,409,264	1,409,264	1,409,264	1,409,264	2,329,110	1,409,264	2,523,348	2,523,348
Option Value	—	32,830	32,830	32,830	32,830	—	32,830	32,830
Life Insurance	12,621	12,621	12,621	500,000	12,621	12,621	12,621	12,621
Cash Severance (Base Salary)	—	—	—	—	836,875	—	—	836,875
Cash Severance (Bonus)	—	—	—	—	502,125	—	—	502,125
Restricted Stock/Unit Value	—	—	598,860	598,860	598,860	—	598,860	598,860
Health and Welfare Benefits	—	—	—	—	66,871	—	—	66,871
Outplacement	—	—	—	—	25,000	—	—	25,000
Excise Tax Forfeiture	—	—	—	—	(1,614,229)	—	(377,596)	(1,808,467)

Total Value	1,421,885	1,454,715	2,053,575	2,540,954	2,790,063	1,421,885	2,790,063	2,790,063

For Mark J. Grescovich, Executive Vice President, Commercial Banking

					Displacement +			CIC +
					Involuntary			Involuntary
					Without Cause		CIC +	Without Cause
					or Voluntary	CIC +	Voluntary	or Voluntary
Compensation					for Good	Involuntary for	Without Good	for Good
Component	Termination(1)	Retirement(2)	Disability(3)	Death(4)	Reason(5)	Cause(6)	Reason	Reason

Pension Plan	128,506	128,506	128,506	64,253	128,506	128,506	128,506	128,506
Excess Plan	24,725	24,725	24,725	12,363	24,725	24,725	24,725	24,725
SERP	610,449	610,449	610,449	610,449	970,712	610,449	970,712	970,712
Option Value	—	12,163	12,163	12,163	12,163	—	12,163	12,163
Life Insurance	18,350	18,350	18,350	500,000	18,350	18,350	18,350	18,350
Cash Severance (Base Salary)	—	—	—	—	576,800	—	—	576,800
Cash Severance (Bonus)	—	—	—	—	317,240	—	—	317,240
Restricted Stock/Unit Value	—	—	359,954	359,954	359,954	—	359,954	359,954
Health and Welfare Benefits	—	—	—	—	35,921	—	—	35,921
Outplacement	—	—	—	—	25,000	—	—	25,000
Excise Tax Forfeiture	—	—	—	—	(773,329)	—	—	(773,329)

Total Value	782,030	794,193	1,154,147	1,559,182	1,696,042	782,030	1,514,410	1,696,042

For Larry A. Shoff, Executive Vice President and Chief Technology Officer

					Displacement +			CIC +
					Involuntary			Involuntary
					Without Cause		CIC +	Without Cause
					or Voluntary	CIC +	Voluntary	or Voluntary
Compensation					for Good	Involuntary for	Without Good	for Good
Component	Termination(1)	Retirement(2)	Disability(3)	Death(4)	Reason(5)	Cause(6)	Reason(7)	Reason(8)

Pension Plan	129,208	129,208	129,208	64,604	129,208	129,208	129,208	129,208
Excess Plan	23,858	23,858	23,858	11,929	23,858	23,858	23,858	23,858
SERP	1,050,627	1,050,627	1,050,627	1,050,627	1,734,944	1,050,627	1,050,627	1,734,944
Option Value(9)	—	12,163	12,163	12,163	12,163	—	12,163	12,163
Life Insurance(10)	28,189	28,189	28,189	500,000	28,189	28,189	28,189	28,189
Cash Severance (Base Salary)	—	—	—	—	546,600	—	—	546,600
Cash Severance (Bonus)	—	—	—	—	300,630	—	—	300,630
Restricted Stock/Unit Value	—	—	224,184	224,184	224,184	—	224,184	224,184
Health and Welfare Benefits	—	—	—	—	34,698	—	—	34,698
Outplacement	—	—	—	—	25,000	—	—	25,000
Excise Tax Forfeiture(11)	—	—	—	—	(1,354,927)	—	(447,998)	(1,354,927)

Total Value	1,231,882	1,244,045	1,468,229	1,863,507	1,704,548	1,231,882	1,704,548	1,704,548

(1)	For Mr. Greig, amounts determined pursuant to the terms of his employment agreement with FirstMerit. Mr. Greig is the only Named Executive Officer of FirstMerit with an employment agreement. All other Named Executive Officers of FirstMerit are at-will employees.

(2)	Pursuant to the terms of the Equity Plan and the applicable award agreements, all unvested stock options become immediately exercisable upon the retirement of a Named Executive Officer.

(3)	Upon the occurrence of permanent disability, Named Executive Officers are entitled to all accrued benefits under the Pension Plan, Excess Plan and SERP. Additionally, upon disability, all time-based restricted stock and unvested stock option awards are considered fully vested and, therefore, the amount reflects the value of the accelerated vesting of previously unvested stock options and the value of all restricted stock awards outstanding for the Named Executive Officers.

(4)	Upon death, each Named Executive Officer’s designated beneficiary is entitled to receive a monthly payment equal to 50% of the Named Executive Officer’s accrued Pension Plan and Excess Plan benefits. Additionally, designated beneficiaries are entitled to a 15-year certain annuity payment based on 100% of the Named Executive Officer’s accrued benefits under the SERP. Upon death, all time-based restricted stock and unvested stock option awards are considered fully vested and, therefore, the amount reflects the value of the accelerated vesting of previously unvested stock options and the value of all restricted stock awards outstanding for the Named Executive Officers.

(5)	Pursuant to the Displacement Agreements, the calculation of Cash Severance (Base Salary) equals the Named Executive base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by each executive’s specific multiplier variable (3.0 for Mr. Greig, 2.5 for Messrs. Bichsel and Richgels and 2.0 for Messrs. Grescovich and Shoff). In addition, the calculation of each Named Executive Officer’s Cash Severance (Bonus) is equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same variable. Moreover, pursuant to the Displacement Agreements, all time-based restricted stock and unvested stock option awards become fully vested upon displacement and, therefore, the amount reflects the value of the accelerated vesting of previously unvested stock options and the value of all restricted stock awards outstanding for the Named Executive Officers. The calculation of Health and Welfare Benefits include identical medical, life and accidental death and dismemberment insurance benefits to those available to the Named Executive Officer prior to the displacement corresponding with their specific multiple (i.e. 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.).

(6)	Pursuant to the Amended Change in Control Agreements, Named Executive Officers that are terminated “For Cause” are not entitled to any additional compensation and only receive benefits accrued under the Pension Plan, Excess Plan and SERP.

(7)	Pursuant to the Amended Change in Control Agreements, Named Executive Officers that voluntary terminate their employment “Without Good Reason” are entitled to accelerated vesting of outstanding equity awards, a SERP enhancement and to any benefits accrued under the Pension Plan and Excess Plan.

(8)	Pursuant to the Amended Change in Control Agreements, the calculation of Cash Severance (Base Salary) equals the Named Executive Officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the change in control) multiplied by each executive’s specific multiplier variable (3.0 for Mr. Greig, 2.5 for Messrs. Bichsel and Richgels and 2.0 for Messrs. Grescovich and Shoff). In addition, the calculation of each Named Executive Officer’s Cash Severance (Bonus) is equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same variable. Moreover, pursuant to the Amended Change in Control Agreements, all time-based restricted stock and unvested stock option awards become fully vested upon displacement and, therefore, the amount reflects the value of the accelerated vesting of previously unvested stock options and the value of all restricted stock awards outstanding for the Named Executive Officers. The calculation of Health and Welfare Benefits include identical medical, life and accidental death and dismemberment insurance benefits to those available to the Named Executive Officer prior to the change in control corresponding with their specific multiple (i.e. 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.).

(9)	Amount represents the value of the accelerated vesting of previously unvested stock options, as determined by use of a Black-Scholes option pricing methodology.

(10)	For all events other than death, amounts represent the cash surrender value for each Named Executive Officer’s life insurance policy. In the event of death, amount represents the benefit to be received by the designated beneficiary of each Named Executive Officer under their respective life insurance policy.

(11)	Pursuant to the Amended Change in Control Agreements, total compensation and benefits for each Named Executive Officer must be less than federal regulation which characterize such payments as a “golden parachute,” as defined by Code Section 280G. Consequently, the amount presented reflects the compensation that the Named Executive Officers must forfeit under the Amended Change in Control Agreements and Displacement Agreements in order to be under the Section 280G threshold.

Director Compensation

The following table sets forth compensation information on each of the non-employee Directors of FirstMerit. Directors who are also employees receive no additional compensation for their services as a Director.

				Change in
				Pension Value
				and Nonqualified
	Fees Earned		Option	Deferred	All Other
	or Paid in	Restricted Stock	Awards	Compensation	Compensation	Total
Name	Cash ($)(1)	Awards ($)(2)	($)	Earnings ($)(3)	($)(4)	($)(5)

Steven H. Baer	$51,500	$27,680	$0	$0	$2,268	$81,448
Karen S. Belden	$68,800	$23,661	$0	$0	$1,544	$94,005
R. Cary Blair	$81,850	$23,661	$0	$0	$1,544	$107,055
John C. Blickle	$89,950	$23,661	$0	$0	$1,544	$115,155
Robert W. Briggs	$69,600	$23,661	$0	$0	$1,544	$94,805
Richard Colella	$60,750	$23,661	$0	$0	$1,544	$85,955
Gina D. France	$58,650	$23,661	$0	$0	$1,544	$83,855
Terry L. Haines	$47,750	$23,661	$0	$0	$1,544	$72,955
J. Michael Hochschwender	$58,050	$23,630	$0	$0	$1,544	$86,224
Clifford J. Isroff	$157,150	$23,661	$0	$0	$1,544	$182,355
Philip A. Lloyd II	$89,250	$23,661	$0	$0	$1,544	$114,455
Richard N. Seaman	$51,100	$23,661	$0	$0	$1,544	$76,305

(1)	Includes amounts, if any, deferred at the Director’s election pursuant to the Director Deferred Plan. Amount also includes fees, if any, received by the Director for sitting on regional bank advisory boards.

(2)	Grant Date Fair Value for all restricted stock awards granted in 2008 is $24,011.

(3)	Earnings for all Directors are related to the Director Deferred Plan and are based either on: (1) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year; or (2) the performance of the Common Shares.

(4)	All amounts were dividends paid on restricted stock grants or dividend equivalents paid on exercised options.

(5)	Total does not reflect negative amounts, if any, in the Change in Pension Value and Nonqualified Deferred Compensation Earnings Column.

The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year end are as follows:

	Restricted Stock	Option
Name	Awards	Awards

Steven H. Baer	1,872	0
Karen S. Belden	1,206	31,800
R. Cary Blair	1,206	31,800
John C. Blickle	1,206	31,800
Robert W. Briggs	1,206	31,800
Richard Colella	1,206	31,800
Gina D. France	1,206	9,000
Terry L. Haines	1,206	31,800
J. Michael Hochschwender	1,206	6,000
Clifford J. Isroff	1,206	31,800
Philip A. Lloyd II	1,206	31,800
Richard N. Seaman	1,206	31,800

During 2008, FirstMerit increased the compensation paid to members of the Board of Directors, effective July 1, 2008. For Director services rendered prior to July 1, 2008, FirstMerit awarded the following Director fees: (1) an annual retainer for service of $22,000, pro-rated and payable monthly in advance; (2) an additional annual retainer of $60,000, pro-rated and payable monthly in advance, to the Board’s Lead Independent Director (Mr. Isroff); (3) $1,500 for each Board meeting attended ($750 per meeting for telephone participation); (4) Audit Committee members received $1,750 per committee meeting attended, with the Audit Chair receiving $3,500 per meeting; (5) Compensation Committee members received $1,550 per committee meeting attended, with the Compensation Chair receiving $3,100 per meeting; and (6) other Board Committee members received $1,350 per committee meeting attended, with the Committee Chair receiving $2,700 per meeting.

On July 17, 2008, the Board of Directors approved the increase of certain Director fees, effective July 1, 2008. Effective July 1, 2008, FirstMerit implemented the following Director fees: (1) an annual retainer for service on the Board of $27,000, pro-rated and payable monthly in advance; (2) an additional annual retainer of $60,000, pro-rated and payable monthly in advance, to the Board’s Lead Independent Director; (3) $2,000 for each Board meeting attended ($750 per meeting for telephone participation); (4) Audit Committee members receive $2,500 per committee meeting attended, with the Audit Chair receiving an annual retainer of $10,000, pro-rated and payable monthly in advance, and $3,500 per meeting; (5) Risk Committee members receive $2,500 per committee meeting attended, with the Risk Chair receiving $3,500 per meeting; (6) Compensation Committee members receive $1,550 per committee meeting attended, with the Compensation Chair receiving $3,100 per meeting; and (7) other Board Committee members receive $1,350 per committee meeting attended, with the Committee Chair receiving $2,700 per meeting.

In February 2008, Directors received a grant of 1,206 restricted shares, representing approximately $24,000 in restricted share value, the restrictions on which lapse one year after the grant date. Traditionally, FirstMerit has issued equity award grants of both restricted and stock options to non-employee directors. However, consistent with the Compensation Committee’s recent policy of issuing restricted stock rather than stock options to executive officers of FirstMerit, the Compensation Committee determined in 2008 to eliminate the award of stock options and provided all non-employee Directors with equity awards in the form of restricted stock. In February 1996, the Board adopted stock ownership guidelines for its Directors. The guidelines state that within five years after adoption, each Director of FirstMerit should own Common Shares having a market value equal to at least five times the Director’s base retainer.

Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, FirstMerit offers flexibility to non-employee Directors in regards to the form and timing of compensation payment by providing participating Directors the opportunity to defer all or a portion of their director fees and invest in a variety of investment vehicles, including the Company’s Common Shares. Directors electing to participate in the Director Deferred Plan have the option of investing deferred compensation into a cash, stock and/or asset account, each of which is maintained by the Company in the name of each participant.

Participating Directors may elect to establish an annual cash account, which will be maintained solely for recordkeeping purposes. If a participating Director chooses to establish a cash account, FirstMerit will maintain a cash account in the name of each participant and credit such account with any deferred compensation plus interest at a rate that is two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year. Participating Directors are 100% vested in their cash account at all times.

If a participating Director chooses to establish a stock account, FirstMerit will maintain a stock account in the name of each participant and credit such account with stock credits equal to the number of Common Shares that could have been purchased with the amount of any deferred compensation, at the closing price of Common Shares on the day as of which the stock account is credited. In addition, the stock account is credited with any dividends paid on Common Shares. Participants are 100% vested in their stock account at all times.

Effective January 1, 2009, participating Directors may elect to establish an annual asset account, which will be maintained by FirstMerit in the name of each participant. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Director Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time-to-time. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset account at all times.

For deferred compensation attributed to a participating Director’s cash and/or asset account, distributions will be made within 30 days after the last day of the month in which the participant’s Separation from Service (as such term is defined under the Director Deferred Plan) occurs and a participant may elect to receive amounts from their cash and/or asset account in either a lump sum payment or in up to 120 monthly installments. For distributions of a participant’s stock account, such distribution will be made within 30 days after the last day of the month in which the participant’s Separation from Service occurs and a participant may elect to receive distribution amounts in either a lump sum payment, 120 monthly installments, or in ten annual installments, depending on the date such deferrals were made. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in their cash and/or stock account in a single sum or in up to five equal annual installments during service as a Director, provided such election is made at least one year prior to the date of the requested distribution. Notwithstanding the foregoing, all of a participating Director’s cash, stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole Common Shares, while distributions from a participant’s cash and/or asset account will be made in cash.

Four of FirstMerit’s Directors participated in the Director Deferred Plan during 2008. The following table provides details for those Directors who have participated in the Director Deferred Plan.

	Director	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)(1)	($)	($)

Steven H. Baer	$0	$0	$0	$0	$0
Karen S. Belden	$0	$0	$43,517	$0	$546,656
R. Cary Blair	$0	$0	$0	$0	$0
John C. Blickle	$0	$0	$97,474	$0	$1,188,642
Robert W. Briggs	$0	$0	$17,104	$0	$208,572
Richard Colella	$30,375	$0	$31,317	$0	$422,888
Gina D. France	$58,650	$0	$14,318	$0	$217,854
Terry L. Haines	$47,750	$0	$89,980	$0	$1,163,600
J. Michael Hochschwender	$43,538	$0	$8,766	$0	$138,084
Clifford J. Isroff	$0	$0	$33,667	$35,000	$442,261
Philip A. Lloyd II	$0	$0	$0	$0	$0
Richard N. Seaman	$0	$0	$5,470	$0	$66,708

(1)	Earnings for all Directors are related to the Director Deferred Plan and are based either on: (1) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year; or (2) the performance of the Common Shares. The column includes all earnings accrued in 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for FirstMerit’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of FirstMerit’s consolidated financial statements in accordance with auditing standards generally accepted in the

United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of FirstMerit’s independent registered public accounting firm and must pre-approve all services provided.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Nasdaq rules require each member of the Audit Committee to be able to read and understand financial statements. FirstMerit believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of FirstMerit’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with management of FirstMerit, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the Company’s independent registered public accounting firm for the year ended December 31, 2008, Ernst & Young LLP (“EY”). The Audit Committee also discussed with EY matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). EY provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with EY any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of EY, and the Audit Committee has satisfied itself as to EY’s independence.

Based upon the Audit Committee’s discussion with management and EY, and the Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that EY be retained as the Company’s independent registered public accounting firm for the 2009 fiscal year.

John C. Blickle, Chair Steven H. Baer Karen S. Belden	J. Michael Hochschwender Gina D. France

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected EY as the independent registered public accounting firm to examine the books, records and accounts of FirstMerit and its subsidiaries for the fiscal year ending December 31, 2009. This selection is being presented to shareholders for ratification or rejection at the 2009 Annual Meeting. THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT SUCH SELECTION BE RATIFIED.

EY was the independent registered public accounting firm of FirstMerit for the fiscal year ended December 31, 2008, and is considered by the Audit Committee and the Board of Directors to be well qualified. By Nasdaq and Commission rules and regulations, selection of FirstMerit’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has

determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter. The affirmative vote of the holders of a majority of shares is necessary to ratify the selection of FirstMerit’s independent registered public accounting firm for the current year. Under applicable law, listing requirements and the Regulations, abstentions and broker non-votes, if any, have the effect of a “no” vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of FirstMerit’s independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves to itself the right to terminate the engagement of EY and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Representatives of EY will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by EY for fiscal 2008 and 2007 were as follows:

	2008	2007

Audit Fees	$988,265	$985,671
Audit-Related Fees	$325,825	$364,046
Tax Fees	$0	$0
All Other Fees	$106,114	$0

Audit Fees consist of fees billed in the last two fiscal years for the audit of FirstMerit’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for assurance or services reasonably related to the audit and review of FirstMerit’s financial statements. The 2008 fees for EY were related to fees from accounting consultations and other assurance related services.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning. There were no tax fees billed by EY for 2007 or 2008.

All Other Fees represent services provided with respect to cash management services.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of EY and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chair, provided that fees for the pre-approved services do not exceed $50,000 and that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees or Tax Fees described above were pre-approved by the Audit Committee. A copy of the pre-approval policy is available at www.firstmerit.com.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

ARRA, more commonly known as the economic stimulus package, was signed into law on February 17, 2009. In addition to a wide variety of programs intended to stimulate the economy, ARRA imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through TARP, including institutions like FirstMerit that participated in the Capital Purchase Program prior to ARRA. These restrictions apply until a participant repays the financial assistance received through TARP (the “TARP Period”).

One of the new requirements is that any proxy for a meeting of shareholders at which directors are to be elected which is held during the TARP Period permit a non-binding advisory vote on the compensation of the executives of the TARP participant, as described in the participant’s proxy statement. These proposals are commonly referred to as “Say on Pay” proposals.

As a shareholder, you are being provided with the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s executives, as described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure contained on pages [     ] in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors, or create or imply any additional fiduciary duty by the Board of Directors. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are reasonable in comparison both to our Peer Group and to our relatively strong performance of the Company during 2008. We also believe that our compensation program strongly aligns with the interests of our shareholders in the long-term value of FirstMerit as well as the components that drive long-term value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this Proxy Statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by FirstMerit under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that FirstMerit specifically incorporates such information by reference.

SOLICITATION OF PROXIES; NO OTHER MATTERS

The accompanying Proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by Directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. The costs of such services are estimated at $10,000, plus reasonable distribution and mailing costs.

Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying Proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

Judith A. Steiner
Secretary

Akron, Ohio
March 11, 2009

ANNUAL MEETING OF SHAREHOLDERS OF FIRSTMERIT CORPORATION April 15, 2009 COMMON PROXY VOTING INSTRUCTIONS INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL -Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON -You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY MATERIAL FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 15, 2009 The Proxy Statement, Form 10-K for the year ended December 31, 2008 and the 2008 Annual Report to shareholders are available at http://www.proxydocs.com/fmer Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20830300000000000000 8 041509 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. For the election of eight Directors O Karen S. Belden O R. Cary Blair O John C. Blickle O Robert W. Briggs O Gina D. France O Paul G. Greig O Terry L. Haines O Clifford J. Isroff FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: 2. 3. 4. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: FOR AGAINST ABSTAIN To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2009. To consider and approve a non-binding advisory vote on FirstMerit’s executive compensation. Such other business which is properly brought before said meeting and any adjournments thereof. THE DIRECTORS RECOMMEND APPROVAL OF THESE MATTERS. The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement. DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side. Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1 FIRSTMERIT CORPORATION COMMON ANNUAL MEETING OF SHAREHOLDERS, APRIL 15, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTMERIT CORPORATION. The undersigned hereby appoints PAUL G. GREIG, TERRENCE E. BICHSEL AND JUDITH A. STEINER, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on Wednesday, April 15, 2009, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” EACH PROPOSAL. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING. (Continued and to be signed on the reverse side.) COMMENTS: 14475